EXHIBIT 99.1

CREDIT AGREEMENT

dated as of

June 30, 2006

among

CORNERSTONE OPERATING PARTNERSHIP, L.P.,
and
THE BORROWING BASE SUBSIDIARIES PARTY HERETO FROM TIME TO TIME,
as Borrowers

CORNERSTONE CORE PROPERTIES REIT, INC.,
and
CORNERSTONE REALTY ADVISORS, LLC,
as Guarantors

HSH NORDBANK AG, NEW YORK BRANCH
and
THE LENDERS PARTY HERETO FROM TIME TO TIME,
as Lenders

HSH NORDBANK AG, NEW YORK BRANCH,
as Administrative Agent and Arranger

i

EXHIBITS

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Assignment of Agreement
Exhibit C	—	Form of Assignment of Cash Account Agreement
Exhibit D	—	Form of Borrowing Base Certificate
Exhibit E	—	Form of Borrowing Base Property Compliance Certificate
Exhibit F	—	Commitments
Exhibit G	—	Disclosed Matters as to Litigation
Exhibit H	—	Disclosed Matters as to Environmental Compliance
Exhibit I	—	Form of Environmental Indemnity
Exhibit J	—	Form of Estoppel Certificate
Exhibit K	—	Form of Manager’s Consent and Subordination Agreement
Exhibit L	—	Form of Mortgage/Deed of Trust/Deed to Secure Debt
Exhibit M	—	Form of Assignment of Leases and Rents
Exhibit N	—	Existing Indebtedness
Exhibit O	—	Form of Promissory Note
Exhibit P	—	Accounts
Exhibit Q	—	Contractual Restrictions regarding Liens
Exhibit R	—	Subsidiaries
Exhibit S	—	Principal Place of Business/Chief Executive Office of the Credit Parties
Exhibit T	—	Existing Investments

CREDIT AGREEMENT dated as of June 30, 2006 (this “Agreement”), among CORNERSTONE OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (the “Administrative Borrower”) having an office at 1920 Main Street, Suite 400, Irvine, California 92614, each of the Borrowing Base Subsidiaries party hereto from time to time (together with the Administrative Borrower, each a “Borrower” and collectively, the “Borrowers”), the Guarantors (as defined herein), HSH NORDBANK AG, NEW YORK BRANCH, a German banking corporation acting through its New York branch, having an office at 230 Park Avenue, New York, New York 10169, and each of the other Lenders signatory to this Agreement from time to time (together with their respective successors and assigns in their respective capacity as a lender, including any Assignees hereunder, each a “Lender” and collectively the “Lenders”), and HSH NORDBANK AG, NEW YORK BRANCH, a German banking corporation acting through its New York branch, having an office at 230 Park Avenue, New York, New York 10169, in its capacity as administrative agent for the Lenders (in its capacity as administrative agent for the Lenders, together with any permitted successor administrative agent, the “Administrative Agent”) and arranger.

W I T N E S S E T H:

WHEREAS, the Borrowers have requested the Lenders to make available to the Borrowers a revolving line of credit in an aggregate principal amount not to exceed $50,000,000, which revolving line of credit will be used for the purposes permitted hereunder; and

WHEREAS, the Lenders have agreed to make available to the Borrowers a revolving credit facility upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows.

ARTICLE I

Definitions

SECTION 1.01.      Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“Accessibility Laws” means all laws and regulations governing accessibility of public facilities to the handicapped, specifically including, but not limited to the physical accessibility requirements of Title III of the Americans with Disabilities Act of 1990, and the implementing regulations promulgated thereunder by the Department of Justice and the Americans with Disabilities Act Accessibility Guidelines (ADAAG) associated therewith.

“Acquisition Costs” means with respect to any Borrowing Base Property, the total investment at cost relating to the acquisition of the land, buildings, improvements and the furniture, fixtures and equipment located therein, determined in accordance with GAAP, excluding acquisition fees and other fees payable to any Credit Party or any Affiliate of any Credit Party.

“Acquisition Loan” means a Loan, the proceeds of which are used to finance a portion of the Acquisition Costs of a Borrowing Base Property.

“Administrative Agent” shall have the meaning set forth in the first paragraph to this Agreement.

“Administration Fee” shall have the meaning set forth in the Loan Fee Letter.

“Additional Interest” means all sums payable pursuant to Sections 2.09, 2.15 and 2.17 hereof.

“Administrative Borrower” has the meaning set forth in the first paragraph of this Agreement.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advisor” means Cornerstone Realty Advisors, LLC, a Delaware limited liability company.

“Advisor Subordination Agreement” means that certain Advisor Subordination Agreement, dated as of the date hereof between the Advisor and the Administrative Agent, and consented and agreed to by the REIT.

“Advisory Agreement” means that certain Amended and Restated Advisory Agreement, dated as of December 23, 2005 and made effective as of September 20, 2005, entered into between the REIT and the Advisor.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Allocated Loan Amount” means, with respect to each Borrowing Base Property at any time, an amount equal to the sum of (a) the principal balance of all Loans then outstanding, multiplied by (b) a fraction, (i) the numerator of which is the Specified Acquisition Cost of such Borrowing Base Property, and (ii) the denominator of which is the aggregate of the Specified Acquisition Costs of all Borrowing Base Properties.

“Applicable Margin” means as of any date of determination thereof, (a) if the Loan-to-Value Ratio as of such date is less than or equal to sixty-five percent (65.0%,) then one and fifteen one hundredths of one percent (1.15%) per annum, (b) if the Loan-to-Value Ratio as of such date is greater than sixty-five percent (65.0%) and less than or equal to seventy percent (70.0%), then one and twenty-five one hundredths of one percent (1.25%) per annum, and (c) if the Loan-to-Value Ratio as of such date is greater than seventy percent (70.0%), one and thirty-five one hundredths of one percent (1.35%) per annum.  For purposes of determining the “Applicable Margin,” the Loan-to-Value Ratio shall be determined as of the end of the date of determination thereof, after giving effect to all Loans and repayments made, and all other transactions occurring, on such date.

“Applicable Percentage” means, with respect to any Lender, the percentage of the Total Commitments represented by such Lender’s Commitment.  If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Appraisal” means a written appraisal report as to a Property as the term “appraisal” is defined in the Code of Professional Ethics of the American Institute of Appraisers, meeting the requirements of the Federal Institutions Reform, Recovery and Enforcement Act of 1989, prepared by a professional appraiser retained by the Administrative Agent and at the Borrowers’ expense, who is a member of the Appraisal Institute, addressed to the Administrative Agent and in form, scope and substance satisfactory to the Administrative Agent, setting forth such appraiser’s determination of the Appraised Value.

“Appraised Value” means the “as-is” fair market value of the subject Property, which would be obtained in an arm’s length transaction between an informed and willing buyer and an informed and willing seller, under no compulsion, respectively, to buy or sell, as set forth in, and as on the appraisal date of, the respective Appraisal most recently delivered to the Administrative Agent.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04 hereof), and accepted by the Administrative Agent, in the form annexed hereto as Exhibit A or any other form approved by the Administrative Agent.

“Assignments of Agreements” means all assignments of agreements substantially in the form annexed hereto as Exhibit B executed and delivered by any Borrower to or for the benefit of the Administrative Agent by which the Administrative Agent, on behalf of the Lenders, acquires an assignment of such Borrower’s right, title and interest in, to and under all agreements, contracts, warranties, appraisals, reports, books, records and files now or hereafter entered into pertaining to the construction, use, occupancy, possession, management, maintenance or ownership of a Borrowing Base Property.

“Assignment of Cash Account Agreements” means all agreements (whether in the form annexed hereto as Exhibit C or in such other form acceptable to the Administrative Agent) executed and delivered by any Borrower, the applicable Manager (if required by the Administrative Agent), the Administrative Agent and the bank at which the Operating Account that is the subject of such agreement is held, if not held at the Administrative Agent.

“Availability” means at any time (a) the lesser at such time of (i) the Maximum Revolver Amount at such time and (ii) the Borrowing Base, minus (b) the unpaid principal balance of the Loans at such time.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of (a) the date that is ninety (90) days before the Maturity Date and (b) the date of termination of the Commitments.

“Base Rate” means, as of any date of determination, a per annum interest rate determined by the Administrative Agent (on a daily basis) to be equal to the higher of (a) the rate per annum established by the Administrative Agent, based on the prime commercial lending rate established by the Administrative Agent’s principal office in New York, New York from time to time as the reference rate for short-term commercial loans in Dollars to United States domestic corporate borrowers (which the Borrowers acknowledge is not necessarily the Administrative Agent’s lowest rate), and (b) the overnight cost of funds of the Lenders, as determined by the Administrative Agent in its discretion.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” and “Borrowers” have the meanings set forth in the first paragraph of this Agreement.

“Borrowing” means Loans made or continued on the same date and, as to which a single LIBOR Rate Period is in effect.

“Borrowing Base Certificate” means the Borrowing Base Loan Amount report in the form of Exhibit D annexed hereto.

“Borrowing Base Loan Amount” means, as of any date of determination, an amount equal to the lesser of:

(a)           an amount equal to the aggregate, for all Borrowing Base Properties, of the lesser of (i) seventy-five percent (75%) of the Appraised Value of each Borrowing Base Property and (ii) seventy-five percent (75%) of the Specified Acquisition Cost of each Borrowing Base Property; and

(b)           the Imputed Loan Amount as of the date for which a Borrowing Base Certificate was then most recently delivered pursuant to the terms and conditions hereof.

in each case, as demonstrated to the Administrative Agent’s satisfaction.

“Borrowing Base Net Operating Income” means an amount which is the difference between (x) Borrowing Base Operating Revenues and (y) Borrowing Base Operating Expenses.

“Borrowing Base Operating Expenses” means all expenses incurred by the Borrowers in the normal course of business in connection with the operation of the Borrowing Base Properties during the period in question determined in accordance with GAAP (including an allocated quarterly amount on account of annual or semi-annual installments of insurance premiums and real estate taxes, but only to the extent such expenses were paid out of revenue from the Borrowing Base Properties) including, without limitation, imputed quarterly replacement costs (in an amount equal to two and one-half cents ($0.025) per rentable square foot of the Borrowing Base Properties), and management fees equal to the greater of the actual management fees paid during such period and three percent (3%) of Borrowing Base Operating Revenues, but not including any extraordinary expenses (e.g., lease-up costs and expenses, brokerage commissions and fees relating to leases, lease buy-out payments, capital expenditures and tenant improvement costs/expenses or any other extraordinary expenses), depreciation, amortization or Interest on the Loans, the calculation of which shall be reasonably satisfactory to the Administrative Agent.

“Borrowing Base Operating Revenues” means all cash receipts of the Borrowers from or related to the ownership and operation of or otherwise derived from the Borrowing Base Properties, including all Space Lease Rents (calculated based upon all executed and delivered Qualified Space Leases for which no termination rights (as distinguished from expiration) exist prior to the Maturity Date) during the period in question as determined in accordance with GAAP, but without taking into account (i) straight-lining of rents and other similar accounting requirements, (ii) extraordinary revenues (e.g., lease termination payments or payments from tenants (current or future) for the reduction of space leased by such tenants, leases for which termination notices have been tendered to any Borrower or leases to tenants that are in bankruptcy or otherwise in default thereunder), (iii) other miscellaneous operating revenues and sums payable to Borrowers from users facilities or amenities located on the Borrowing Base Properties, (iv) proceeds from rental or business interruption insurance, withdrawals from cash reserves and similar such payments, and (v) security deposits under any Space Lease unless and until they are forfeited by the depositor.

“Borrowing Base Property” means a Property owned in fee simple by a Borrower that is accepted as a Borrowing Base Property by the Administrative Agent in its sole and absolute discretion (which may be withheld even though such Property satisfies the criteria set forth in this definition) and which satisfies each of the following criteria:

(a)           Such Property must be located within one (1) of the largest fifty (50) Standard Metropolitan Statistical Areas based on the then most recent census data in any state of the United States of America or in the District of Columbia;

(b)           the applicable Borrower shall have all necessary and material occupancy and operating permits and licenses for such Property and such Property must be in substantial compliance with all applicable laws and regulations including zoning, Accessibility Laws, and building codes, all as shall be demonstrated to the satisfaction of the Administrative Agent;

(c)           No title defects shall exist with respect to such Property which could affect the marketability of such Property, all as shall be demonstrated to the satisfaction of the Administrative Agent;

(d)           The Administrative Agent shall have received a physical inspection report of such Property addressed to the Administrative Agent and prepared by an architect or engineer acceptable to the Administrative Agent, which physical inspection report shall be in form and substance satisfactory to the Administrative Agent;

(e)           The Administrative Agent shall have received a current Phase I Environmental Assessment report with respect to such Property addressed to the Administrative Agent and prepared by a qualified environmental consultant retained by a Borrower and approved by the Administrative Agent together with a Phase II Environmental Assessment report and any other additional reports and assessments to the extent recommended by the environmental consultant or requested by the Administrative Agent, which reports shall be in form and substance satisfactory to the Administrative Agent;

(f)            All insurance policies required to be in effect with respect to the Borrowing Base Properties pursuant to Section 5.03(c)  hereof shall be in effect with respect to such Property, as confirmed to the Administrative Agent’s satisfaction in a report addressed to the Administrative Agent and prepared by an insurance consultant retained by the Administrative Agent;

(g)           The Administrative Agent, on behalf of the Lenders, shall have a first priority perfected Lien in such Property, subject only to Permitted Encumbrances, and a valid and enforceable assignment of all Space Leases, together with any collateral securing such Space Leases;

(h)           Such Property shall be owned in fee simple solely by the applicable Borrower;

(i)            At least eighty percent (80%) of the gross rentable square feet of such Property shall be the subject of Qualified Space Leases;

(j)            such Property, together with all other Borrowing Base Properties, shall, in the aggregate, be subject to Qualified Space Leases of at least eighty-five percent (85%) of the gross rentable square feet of all Borrowing Base Properties;

(k)           All Major Leases with respect to such Property shall be acceptable to the Administrative Agent in its sole discretion as to form, content and lessee;

(l)            the applicable Borrower shall have deposited all cash reserves required to be deposited with respect thereto pursuant to Section 2.21 hereof;

(m)          The Administrative Agent shall have received an unconditional title insurance commitment with respect to such Property in form and content reasonably satisfactory to the Administrative Agent in an amount no less than the greater of (i) the Appraised Value of such Property or, (ii) the Specified Acquisition Cost of such Property and issued by a title insurance company acceptable to the Administrative Agent;

(n)           The Administrative Agent shall have received a Survey of such Property;

(o)           The Administrative Agent shall have obtained an Appraisal of such Property;

(p)           Except as shown on the Survey of such Property, neither all nor any portion of such Property shall be located within an area that has been designated or identified as an area having special flood hazards by the Secretary of Housing and Urban Development or by such other official as shall from time to time be authorized by federal or state law to make such designation pursuant to the National Flood Insurance Act of 1968, as such act may from time to time be amended, or pursuant to any other national, state, county or city program of flood control; and

(q)           The Administrative Agent shall have received an Estoppel Certificate, in content satisfactory to the Administrative Agent, from tenants under Qualified Space Leases renting, in the aggregate, at least seventy-five percent (75%) of the gross rentable square footage of such Property and, in any event, including tenants under all Major Leases in respect of such Property.

“Borrowing Base Property Compliance Certificate” means a certificate in the form of Exhibit E annexed hereto.

“Borrowing Base Subsidiary”  means any wholly-owned Subsidiary of any Borrower (or, with the Administrative Agent’s approval, which may be withheld in the Administrative Agent’s sole and absolute discretion, any other Subsidiary of any Borrower) incorporated or organized under the laws of any state of the United States of America or the District of Columbia that owns any Borrowing Base Property.

“Borrowing Request” means a request by the Administrative Borrower for a Borrowing in accordance with Section 2.03 hereof.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in California, New York City, New York, or Hamburg, Germany are authorized or required by law to remain closed.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Management Accounts” has the meaning set forth in Section 2.19(a) hereof.

“Casualty” means any damage to, destruction of or casualty affecting any Borrowing Base Property that, together with any other damage, destruction or other casualty then affecting such Borrowing Base Property, causes, or reasonably could be expected to cause, a decline in the “as-is” fair market value of such Borrowing Base Property in an amount greater than three percent (3%) of the greater of the then Appraised Value of such Borrowing Base Property or the Specified Acquisition Cost of such Borrowing Base Property.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Change in Control” means the occurrence of any of the following: (a) following an election by the REIT to qualify as a “real estate investment trust” under Section 856 through 860 of the Code, any Person or group of related Persons shall have acquired beneficial ownership of more than ten percent (10%) of the outstanding Equity Interests of the REIT (within the meaning of Section 13(D) or 14(D) of the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations thereunder); (b) the occurrence of a change in the composition of the governing body of the REIT such that a majority of the members of any such governing body (x) were not members of such governing body on the Effective Date or (y) were not nominated for election or elected to such governing body with the affirmative vote of a majority of the members who were either members of such governing body on the Effective Date or whose nomination or election was previously so approved; (c) the REIT shall at any time and for any reason cease to be the sole general partner of, or otherwise cease to have Control of, the Administrative Borrower; (d) the REIT shall cease to own, directly or indirectly, and Control a majority of the outstanding limited partnership interests of the Administrative Borrower, (e) if (i) the Advisory Agreement shall be terminated for any reason or the Advisor shall cease to have advisory responsibilities with respect to the REIT and the Borrowers substantially similar to those existing on the date hereof, and (ii) on or before the effectiveness of such termination, the REIT shall have not entered into a replacement or supplemental, as applicable, advisory agreement, in form and substance satisfactory to the Administrative Agent, with a replacement advisor acceptable to the Administrative Agent, (f) Cornerstone Industrial Properties, LLC, a California limited liability company (“CIP”), shall cease to own, directly or indirectly, and Control a majority of the outstanding Equity Interests of the Advisor, (g) Cornerstone Ventures, Inc., a California corporation (“CVI”), shall cease to be the sole Managing Member of CIP, (h) Terry G. Roussel shall cease to own and control, directly or indirectly, a majority of the outstanding equity interests of CVI, or (h) the Administrative Borrower shall cease to own, directly or indirectly, and Control a majority of the outstanding Equity Interests of any Borrowing Base Subsidiary.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all collateral on which a Lien is granted or purported to be granted pursuant to any Financing Document.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04 hereof.  The initial amount of each Lender’s Commitment is set forth on Exhibit F attached hereto, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.  The initial aggregate amount of the Lenders’ Commitments is $50,000,000.  Effective upon the assignment of an interest pursuant to Section 9.04 hereof, Exhibit F may be amended by the Administrative Agent to reflect such assignment.

“Commitment Fee” has the meaning set forth in Section 2.12(a) hereof.

“Commitment Fee Rate” means, at any time, the per annum rate equal to twenty-five one hundredths of one percent (0.25%).

“Consolidated” and “consolidated” means, when used with reference to financial statements or financial statement items of a Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

“Consolidated Subsidiaries” means, as to any Person, Subsidiaries of such Person with respect to which such Person’s financial statements are prepared on a Consolidated basis.  As used in this Agreement, any reference to financial statement items of Consolidated Subsidiaries of any Borrower shall mean such items as determined on a Consolidated basis with such Borrower.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Party” means each Borrower and each Guarantor.

“Debt Service Coverage Ratio” means, as of any date, determined on a trailing three (3) month period ending on such date, the ratio of (a) Borrowing Base Net Operating Income for such three (3) month period ending on such date to (b) the Imputed Debt Service calculated as of the last day of and for such three (3) month period.

“Default” means any event or condition which upon notice, lapse of time or both would become an Event of Default.

“Default Rate” has the meaning set forth in Section 2.13(b) hereof.

“Defaulting Lender” has the meaning set forth in Section 8.11(a) hereof.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Exhibits G and H annexed hereto.

“Dollars,” “dollars” or “$” refers to lawful money of the United States of America.

“Effective Date” means the date on which the conditions specified in Section 4.01 hereof are satisfied (or waived in accordance with Section 9.02 hereof).

“Environmental Indemnity” means an environmental indemnity provided by the Credit Parties on a joint and several basis in the form annexed hereto as Exhibit I.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Materials or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous

Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder by any Governmental Authority from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by any Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan, (e) the receipt by any Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (f) the incurrence by any Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, (g) the receipt by any Borrower or any ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, or (h) any transaction engaged in by any Borrower in connection with which it could reasonably be expected to be subject to either a material civil penalty assessed pursuant to Section 502 of ERISA or a material tax imposed under Section 4975 of the Code.

“Estoppel Certificate” means a Tenant Estoppel Certificate, substantially in the form annexed hereto as Exhibit J, with such changes as the Administrative Agent shall reasonably deem necessary based on the applicable Space Lease and applicable Property.

“Event of Default” has the meaning assigned to such term in Article VII hereof.

“Extension Fee” means an extension fee in an amount equal to twenty-five one hundredths of one percent (0.25%) of (a) in the case of the First Extension Option, the Maximum Revolver Amount as of the Initial Maturity Date, and (b) in the case of the Second Extension Option, the Maximum Revolver Amount as of the First Extended Maturity Date.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three (3) Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the president, chief financial officer, principal accounting officer, treasurer or controller of the REIT acting as general partner of the Administrative Borrower.

“Financing Documents” means this Agreement (including the Schedules and Exhibits hereto), the Notes, the Security Documents, the Environmental Indemnity, the Recourse Liability Agreement, the Loan Fee Letter, the Advisor Consent and Subordination Agreement, the Manager’s Consent and Subordination Agreements, the Lender Interest Rate Protection Agreements and all other agreements, certificates or other documents now or hereafter evidencing, securing or executed in connection with the Transactions or the Loans.

“First Extended Maturity Date” shall have the meaning set forth in Section 2.04 hereof.

“First Extension Option” shall have the meaning set forth in Section 2.04 hereof.

“Full Recourse Event” means any of those events or circumstances described in clause (h) of the definition of “Recourse Liability Events” in this Section 1.01.

“GAAP” means generally accepted accounting principles in the United States of America which are recognized as such by the American Institute of Certified Public Accountants or by the Financial Accounting Standards Board or through appropriate boards or committees thereof after the Effective Date, and which are consistently applied for all periods, so as to properly reflect the financial position of a Person, except as otherwise provided in Section 1.04 hereof.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantors” means, collectively, the REIT and the Advisor.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Imputed Debt Service” means, as of any date, an amount equal to the greatest of:

(x) the aggregate amount of principal and Interest that would have been paid for the period in question on the average outstanding principal balance of the Loans during such period, if such average outstanding principal balance (i) was bearing interest at a rate equivalent to one and one-half percent (1.5%) in excess of the then most-recently published annual yield to maturity of the U.S. Treasury Constant Maturity Series with a ten (10) year maturity, as such yield is reported on such date in the “Federal Reserve Statistical Release H.15 – Selected Interest Rates”, or any successor publication, published by the Board in effect on the date of calculation (or, if such rate per annum is no longer available, the rate described in this clause (i) shall be the rate of interest equal to one and one-half of one percent (1.5%) in excess of the most-recent per annum rate equal to the annual yield to maturity on a comparable debt security with a ten (10) year maturity issued by the Federal National Mortgage Association, as determined by the Administrative Agent), and (ii) was being amortized over twenty-five (25) years;

(y) the actual amount of Interest on the Loans paid by the Borrowers during the period in question; and

(z) the amount of Interest that would have been paid for the period in question if the average outstanding principal balance of the Loans during such period was bearing Interest at a rate equal to 8.0%, in each case, calculated based on the actual number of days elapsed during such period and a year of 360 days, and determined on a trailing three (3) month basis.

“Imputed Loan Amount” means, as of any date, the aggregate amount of Loans which, based on debt service payable on the basis of the Imputed Debt Service, would result in a Debt Service Coverage Ratio of 1.2:1.0 as of such date.

“Indebtedness” of any Person means, without duplication,

(a)           all obligations of such Person for borrowed money or with respect to deposits or advances of any kind;

(b)           all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(c)           all obligations of such Person upon which interest charges are customarily paid;

(d)           all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person;

(e)           all obligations of such Person in respect of the deferred purchase price of property (i.e., any obligations to pay any consideration after the acquisition of such property) or services (excluding current accounts payable incurred in the ordinary course of business);

(f)            all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed;

(g)           all guarantees by such Person of Indebtedness of others;

(h)           all Capital Lease Obligations of such Person and obligations in respect of synthetic leases;

(i)            all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty; and

(j)            all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.

The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Initial Maturity Date” means June 30, 2008.

“Interest” means interest payable on the Loans at the LIBOR Rate or the Default Rate, as applicable.

“Interest Rate Protection Agreement” means an agreement with respect to an interest rate cap, swap, collar or other derivative arrangement acceptable to the Administrative Agent, in each case, which conforms to the requirements set forth in Section 2.20 hereof, and the effect of which is to protect the Borrowers from an increase in the rate of interest payable by the Borrowers on the Loans at the LIBOR Rate.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the United States Bankruptcy Code, as in effect from time to time, or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“IRC” means the Internal Revenue Code of 1986, as amended.

“Lender” and “Lenders” have the meanings specified in the introductory paragraph hereof.

“Lender Interest Rate Protection Agreement” means any Interest Rate Protection Agreement to which (a) any Borrower and the Administrative Agent or any Affiliate of the Administrative Agent are parties in the event that such Borrower and the Administrative Agent or such Administrative Agent’s Affiliate elect to enter into an Interest Rate Protection Agreement or (b) if the Administrative Agent or such Administrative Agent’s Affiliate shall have elected to not enter into an Interest Rate Protection Agreement then, with the consent of the Administrative Agent, any Borrower and any Lender or any Affiliate of any Lender are parties in the event that such Borrower and such Lender or such Lender’s Affiliate elect to enter into an Interest Rate Protection Agreement.

“LIBOR” means (a) the London Interbank Offered rate for Dollar deposits in an amount comparable to the applicable Borrowing with respect to which the applicable LIBOR Rate is being determined as appearing on Associated Press-Dow Jones Telerate Service Page 3750 (formerly known as Telerate display page 3750) (or such other page as may replace Page 3750 on that service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for Dollar deposits) at approximately 11:00 a.m. London time (or as soon thereafter as practicable) on the date two (2) LIBOR Banking Days prior to the first day of the applicable LIBOR Rate Period and with respect to which LIBOR is being determined for a time period equal to, or if no equal time period is so appearing on Associated Press-Dow Jones Telerate Service Page 3750 (or substitute thereof as aforesaid), the time period so appearing which is most approximately equal to such LIBOR Rate Period; or (b) if such method for determining LIBOR shall not be available, the rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) quoted by the Administrative Agent’s principal London, England office at approximately 11:00 a.m. London time (or as soon thereafter as practicable) on the date two (2) LIBOR Banking Days prior to the first day of the LIBOR Rate Period for the offering by the Administrative Agent’s principal London, England office to leading banks in the London interbank market of Dollar deposits having a term comparable to such LIBOR Rate Period and in an amount comparable to the principal balance of the Borrowing with respect to which the applicable LIBOR Rate is being determined.

“LIBOR Banking Day” means any Business Day on which dealings in deposits in Dollars are transacted in the London interbank market and banks are also open for business in London, England.

“LIBOR Rate” means, at any time, an interest rate per annum equal to the sum of (a) the applicable LIBOR, plus (b) the then Applicable Margin, plus (c) the then applicable Usage Premium.

“LIBOR Rate Period”  means, with respect to any Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one (1) month thereafter (or such shorter period to which the Administrative Agent may agree in its discretion); provided, that (a) if any LIBOR Rate Period would end on a day other than a LIBOR Banking Day, such LIBOR Rate Period shall be extended to the next succeeding LIBOR Banking Day and (b) if any LIBOR Rate Period would otherwise end after the Maturity Date (including, without limitation, as a result of the foregoing clause (a), then such LIBOR Rate period shall end on the Maturity Date.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Fee Letter” means that certain letter dated as of the date hereof among the Administrative Agent and the Borrowers pertaining to fees payable with respect to the Loan.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

“Loan-to-Value Ratio” means, as of any date of determination thereof, the ratio (expressed as a percentage) of (a) the aggregate outstanding principal balance of the Loans as of such date, to (b) the Appraised Value of the Borrowing Base Properties, with such adjustments thereto as determined by the Administrative Agent.

“Major Lease” means any Space Lease covering more than 10,000 rentable square feet or more than twenty percent (20%) of the gross rentable square feet of the applicable Borrowing Base Property.

“Management Agreement” means a written agreement between any Borrower and a Manager entered into in accordance with this Agreement and pursuant to which a Manager undertakes the management of a Property, and any and all amendments and modifications thereof and all restatements thereto entered into in accordance with this Agreement.

“Manager” means a property management company engaged by any Borrower and satisfactory to the Administrative Agent.

“Manager’s Consent and Subordination Agreement” means an agreement between the Administrative Agent and the applicable Manager, and consented and agreed to by the applicable Borrower with respect to each Borrowing Base Property, substantially in the form annexed hereto as Exhibit K.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of any Credit Party, taken individually, or the Credit Parties, taken as a whole, (b) the ability of any Credit Party, taken individually, or the Credit Parties, taken as a whole, to perform any of their obligations under this Agreement and the other Financing Documents, (c) the rights of or benefits available to the Lenders or the Administrative Agent under this Agreement and the other Financing Documents, taken as a whole, (d) the ownership, operation, use or value of any Borrowing Base Property or (e) the Administrative Agent’s Liens on any of the Borrowing Base Properties, the Cash Management Accounts or other material portion of the Collateral or the priority of any such Lien.

“Material Indebtedness” means (a) Indebtedness (other than the Loans) of any one or more of the Borrowers and their respective Subsidiaries in an aggregate principal amount exceeding $2,000,000, or (b) obligations under any Interest Rate Protection Agreement.

“Maturity Date” means the Initial Maturity Date; provided, however that (a) if the Borrowers shall have elected to extend the Maturity Date pursuant to the First Extension Option then, from and after the effectiveness of the First Extension Option, “Maturity Date” shall mean the First Extended Maturity Date, and (b) if the Borrowers shall have elected to extend the Maturity Date pursuant to the Second Extension Option then, from and after the effectiveness of the Second Extension Option, “Maturity Date” shall mean the Second Extended Maturity Date.  Anything in this definition to the contrary notwithstanding, if the entire principal balance of the Loans shall become due and payable by acceleration or otherwise on or before the then Maturity Date, then from and after such principal balance becoming due, “Maturity Date” shall mean such earlier date.

“Maximum Revolver Amount” means $50,000,000, as such amount may be reduced pursuant to Section 2.08(b) hereof.

“Maximum Working Capital Amount” means, as of any date of determination thereof, an amount equal to ten percent (10%) of the then Maximum Revolver Amount.

“Monetary Default” means any Default or Event of Default:  (a) occurring pursuant to clause (a) of Article VII hereof as a result of any Borrower failing to pay any principal of, or any Interest on, any Loan when and as the same shall become due and payable, (b) occurring pursuant to clause (b) of Article VII hereof as a result of (i) any Borrower failing to deposit any cash reserve pursuant to Section 2.21 hereof as and when such reserve is required to be deposited, (ii) any Borrower failing to pay any Interest on any Loan or the Commitment Fee when and as the same shall become due and payable, or (iii) any Borrower or any Guarantor failing to pay any other fee or any other amount payable under this Agreement or any other Financing Documents when and as the same shall become due and payable.

“Mortgaged Property” shall have the meaning set forth in each Mortgage.

“Mortgages” means and includes any and all of the mortgages, deeds of trust, deeds to secure debt and assignments of leases and rents executed and delivered by any Borrower to or for the benefit of the Administrative Agent by which the Administrative Agent, on behalf of the Lenders, acquires a Lien on real estate or a collateral assignment of such Borrower’s interest under leases of real estate, in the forms annexed hereto as Exhibits L and M, and all amendments, modifications and supplements thereto; provided, however, that the forms annexed hereto as Exhibits L and M may be modified as determined by the Administrative Agent to include provisions customarily included in mortgages, deeds of trust, deeds to secure debt and assignments of leases and rents used by institutional lenders for similar properties in the state where the applicable Borrowing Base Property is located.

“Multiemployer Plan” means any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) subject to Title IV of ERISA, (i) to which any Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or (ii) with respect to which any Borrower or any ERISA Affiliate could be subjected to any liability under Title IV of ERISA.

“Note” means any of the promissory notes executed pursuant to Section 2.10(f) hereof.

“Obligations” means (a) all loans, advances, liabilities, obligations, covenants, duties, and debts owing by the Credit Parties to the Administrative Agent and/or any Lender, arising under or pursuant to this Agreement or any of the other Financing Documents, whether or not evidenced by any note, or other instrument or document, whether arising from an extension of credit, opening of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, as principal or guarantor, and including all principal, Interest, charges, expenses, fees, attorneys’ fees, filing fees and any other sums chargeable to any Borrower or any Guarantor hereunder or under any of the other Financing Documents and (b) all present and future debts, liabilities and obligations now or hereafter arising from or in connection with Lender Interest Rate Protection Agreements.

“Occupancy Reserve” has the meaning set forth in Section 2.21(a) hereof.

“Occupancy Reserve Account” has the meaning set forth in Section 2.21(a) hereof.

“Operating Account” means any account to be established by any Borrower at the Administrative Agent or another bank or financial institution acceptable to the Administrative Agent into which sums are required to be deposited pursuant to Section 2.19 hereof.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Participant” has the meaning set forth in Section 9.04 hereof.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permits” has the meaning set forth in clause (i) of Section 3.08(a) hereof.

“Permitted Assumed Indebtedness” means any Indebtedness of any Subsidiary of the Administrative Borrower, provided that (a) such Subsidiary is not a Borrower, (b) such Indebtedness is not recourse to any Borrower or any assets of any Borrower, (c) at the time such Indebtedness is assumed by such Subsidiary, the aggregate amount of Loans outstanding is not less than $35,000,000, (d) at the time such Indebtedness is assumed by such Subsidiary and at all times such Indebtedness remains outstanding, the aggregate amount of Permitted Assumed Indebtedness outstanding shall be less than fifty percent (50%) of the aggregate principal amount of the then outstanding Loans, (e) such Subsidiary assumed such Indebtedness in connection with the acquisition of real property, and (f) such Indebtedness was not incurred by the Person from whom such Subsidiary assumed such Indebtedness in connection with, or in anticipation of, such Subsidiary’s acquisition such real property.

“Permitted Encumbrances” means:

(a)           Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.08 hereof;

(b)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or that are being contested in compliance with Section 5.08 hereof;

(c)           pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations or letters of credit or guarantees issued in respect thereof;

(d)           deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business or letters of credit or guarantees issued in respect thereof;

(e)           easements, zoning restrictions, rights-of-way and similar encumbrances on real property (i) imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of a Credit Party or any its Subsidiaries or (ii) in the case of any real property subject to a Mortgage, encumbrances disclosed in the title insurance policy issued to, and approved by, the Administrative Agent;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Indebtedness” means any (a) Indebtedness of any Borrower and the REIT under the Financing Documents, (b) incidental indemnity and hold harmless agreements under agreements entered into by any Borrower in accordance with this Agreement, (c) trade debt and accounts payable incurred by the Borrowers in the ordinary course of business which are unsecured and which are paid on or before the due date thereof, (d) conditional sales contracts and purchase money financing for equipment and other items of tangible personal property, in each case, incurred by the Borrowers or the REIT in the ordinary course of business, (e) Indebtedness of any Borrower to any of its Subsidiaries and of any Subsidiary of any Borrower to any Borrower or any other Subsidiary of any Borrower, provided such Indebtedness is subordinate in all respects to the Obligations, (f) Permitted Assumed Indebtedness and (g) Indebtedness existing on the date hereof and set forth in Exhibit N annexed hereto.

“Permitted Investments” means:

(a)           direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one (1) year from the date of acquisition thereof;

(b)           investments in commercial paper maturing within two hundred and seventy (270) days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from Standard & Poor’s Ratings Group or from Moody’s Investors Service, Inc.;

(c)           investments in certificates of deposit, banker’s acceptances and time deposits maturing within one hundred eighty (180) days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)           investments in money market mutual funds having portfolio assets in excess of $5,000,000,000, that comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940 and are rated AAA by Standard & Poor’s Ratings Group and Aaa by Moody’s Investors Service, Inc.;

(e)           fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(f)            securities with maturities of one (1) year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or any political subdivision or taxing authority thereof, and rated at least A by Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.;

(g)           with respect to any Person organized or conducting operations outside of the United States, investments denominated in the currency of the jurisdiction in which such Person is organized or conducting business which are similar to the items specified in clauses (a) through (f) above (other than the nationality of the governmental or non-governmental issuer or counterparty involved); and

(h)           Permitted Real Estate Investments.

“Permitted Real Estate Investments” means Investments by the REIT or the Administrative Borrower in:

(a)           equity securities of an entity that is qualified as a “real estate investment trust” under Sections 856 through 860 of the Code; provided, that if any such entity is an Affiliate of any Credit Party, a majority of the members of the governing body of the REIT (including a majority of its independent directors) not otherwise interested in the transaction, shall have approved such Investment as being fair and reasonable to the REIT or the Administrative Borrower;

(b)           loans secured by mortgages or deeds of trust on real property, provided (i) (A) an appraisal acceptable to the Administrative Agent is obtained concerning the real property securing such loans, or (B) the full amount of such loans are insured or guaranteed by a government or government agency, (ii) such mortgages or deeds of trust are not subordinate to any other lien on the underlying real property securing indebtedness, and (iii) unless approved by the Administrative Agent, such loan is not made to any Credit Party or any Affiliate of any Credit Party; and

(c)           equity securities of an entity which is established to acquire real property or to acquire Investments of the type described in the foregoing clauses (a) and (b), provided, however, that if such entity is an Affiliate of any Credit Party, a majority of the members of the governing body of the REIT (including a majority of its independent directors) not otherwise interested in the transaction, approve such Investment as being fair and reasonable to the REIT or the Administrative Borrower, as applicable.

“Permitted REIT/Advisor Transfers” means any REIT/Advisor Transfer provided that such REIT/Advisor Transfer does not result in a Change in Control.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pro Rata Share” means with respect to all matters relating to any Lender, the percentage obtained by dividing (a) the Commitment of such Lender by (b) the aggregate Commitment of all the Lenders, in each case as of the date of determination.

“Property” means a single-tenant or multi-tenant industrial property (specifically including land, building, improvements, furniture, fixtures, equipment and all related personal property used or useful in connection with such property) owned by any Borrower.

“Qualified Counterparty” means any Lender or any other financial institution whose senior long term debt is rated A or better by Standard & Poor’s Ratings Group, A2 or better by Moody’s Investors Service, Inc., or equivalent rating by Fitch Inc. or other nationally recognized rating agency, and which is otherwise confirmed in writing by the Administrative Agent as being reasonably acceptable to the Administrative Agent.

“Qualified Space Lease” means a Space Lease acceptable to the Administrative Agent in its sole discretion and absolute discretion and which satisfies each of the following criteria:

(a)           Such Space Lease is in writing and is the valid and binding obligation of the tenant thereunder;

(b)           [Reserved];

(c)           The tenant under such Space Lease shall not be a Credit Party or an employee, Affiliate, or agent of any Credit Party; and

(d)           The tenant under such Space Lease shall not be subject to an Insolvency Proceeding, shall be Solvent, shall have not gone out of business, and no Credit Party shall have received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such tenant.

“Recourse Liability Agreement” means that certain Recourse Liability Agreement dated the date hereof made by the Borrowers and the Guarantors for the benefit of the Lenders and the Administrative Agent.

“Recourse Liability Events” means, collectively, any or all of the following:

(a)           fraud or willful misconduct on the part of any Borrower, any Guarantor or any Affiliate of any such Person;

(b)           a breach of a material representation or warranty contained in any Financing Document on the part of any Borrower or any Guarantor;

(c)           appropriation or application of Loan proceeds, Space Lease Rents or other revenue, income and other profits arising from the Borrowing Base Properties, insurance proceeds, condemnation awards, security deposits, sums payable pursuant to any Interest Rate Protection Agreement or proceeds of the disposition of all or any portion of the Collateral in contravention of this Agreement or any other Financing Document, including a breach by any Borrower of Section 2.19 hereof;

(d)           Restricted Payments made in contravention of Section 6.05 hereof;

(e)           physical waste of any Borrowing Base Property or any part thereof;

(f)            any sale or other disposition of any Borrowing Base Property in contravention of this Agreement or any other Financing Document;

(g)           the incurrence of any Indebtedness, whether secured or unsecured, in contravention of this Agreement or any other Financing Document; and

(h)           the occurrence of an Event of Default pursuant to clause (i) of Article VII hereof or the occurrence of a Default or an Event of Default pursuant to clause (h) of Article VII as a result of any proceeding or petition referred to therein being commenced or filed at the instigation or with the assistance or cooperation of any Borrower, any Guarantor or any Affiliate thereof or the failure of any Borrower, in good faith, to contest or otherwise seek dismissal of any such proceeding or petition.

“Register” has the meaning set forth in Section 9.04 hereof.

“Regulation T” means Regulation T of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“REIT” means Cornerstone Core Properties REIT, Inc., a Maryland corporation.

“REIT/Advisor Transfer” means, the conveyance, transfer, assignment, sale or other disposition, by operation of law or otherwise, of a direct or indirect Equity Interest in the REIT or the Advisor.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any discharge, emission or release, including a Release as defined in CERCLA at 42 U.S.C. Section 9601(22). The term “Released” has a corresponding meaning.

“Required Lenders” means, at any time, the Lenders whose Commitments represent at least sixty-six and two-thirds percent (66 2/3%) of the aggregate of all Commitments (excluding Defaulting Lenders and the Commitments of any Defaulting Lender), or if the Commitments have been terminated irrevocably, the Lenders holding at least sixty-six and two-thirds percent (66 2/3%) of the Obligations then outstanding (excluding Defaulting Lenders and Obligations owing to any Defaulting Lender).

“Restricted Payment” means any dividend or other distribution (whether in cash securities or other property) with respect to any Equity Interests in any Borrower or any Subsidiary of any Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or any option, warrant or other right to acquire any such Equity Interests.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans at such time.

“Second Extended Maturity Date” shall have the meaning set forth in Section 2.05 hereof.

“Second Extension Option” shall have the meaning set forth in Section 2.05 hereof.

“Security Agreements” means the Mortgages, and all other security agreements now or hereafter executed by any Borrower or any Guarantor to secure the Obligations, in form, scope and substance satisfactory to the Administrative Agent.

“Security Documents” means the Security Agreements, the Assignments of Agreements, the Assignments of Cash Account Agreements, all uniform commercial code financing statements and all other Financing Documents that secure the Obligations.

“Security Interests” means the security interests in the Collateral granted under the Security Agreements, the Liens granted under the Mortgages and all other security interests and liens granted under the other Security Documents.

“Solvent” means, with respect to any Person on a particular date, that such Person is not insolvent (as such term is defined in the Uniform Fraudulent Transfer Act).

“Space Lease” or “Space Leases” means any and all leases, subleases, licenses, concessions and other agreements related to the occupancy of any portion of any Borrowing Base Property now or hereafter entered into, together with any and all extensions and renewals thereof.

“Space Lease Rents” means all sums payable pursuant to any Space Lease in the nature of “rent”, “fixed rent”, “base rent”, “additional rent”, “percentage rent”, “common area maintenance or administrative charges”, “real estate taxes”, “insurance premiums”, or otherwise with respect to the use and occupancy of all or any portion of the Borrowing Base Property encumbered by such Space Lease.

“Specified Acquisition Cost” means, (a) for each Borrowing Base Property acquired with an Acquisition Loan, the aggregate Acquisition Costs therefor accepted by the Administrative Agent, and (b) for each other Borrowing Base Property, the amount specified by Administrative Agent as the Specified Acquisition Cost for such Borrowing Base Property, in each case as reflected in the approval for including such Borrowing Base Property in the Borrowing Base pursuant to Section 4.03 hereof.

“Subsidiary” or “subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a Subsidiary of a Borrower.

“Survey” means, for each Property, an as-built ALTA/ASCM survey of such Property in form and substance and prepared by a surveyor acceptable to the Administrative Agent.

“Taking” means any temporary or permanent taking by any Governmental Authority of any Borrowing Base Property or any part thereof through eminent domain or other proceedings or by any settlement or compromise of such proceedings, or any voluntary conveyance of such property or any part thereof during the pendency of any such proceedings.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term” means the period commencing on the Effective Date and ending on the Maturity Date (for the avoidance of doubt, including, to the extent applicable, the First Extended Maturity Date and the Seconded Extended Maturity Date).

“Title Continuation” means an endorsement to a Title Policy indicating that, since the issuance of such Title Policy, there has been no change in the state of title to the applicable Property and no Liens or survey exceptions not theretofore approved by the Administrative Agent as provided herein, which notice or endorsements shall contain no exception for inchoate mechanic’s liens and shall have the effect of continuing such Title Policy to the date of such endorsement.

“Title Policy” means, with respect to any Property, a paid title insurance policy (including all Title Continuations and any other endorsements thereto), insuring the Administrative Agent that the Mortgage in respect of such Property is a valid first lien on the “Mortgaged Property” (as defined in such Mortgage) containing no exceptions to coverage other than Permitted Encumbrances and which Title Policy shall contain:  (i) no exception for mechanics’ or materialmen’s liens; (ii) no survey exceptions other than those approved by the Administrative Agent; (iii) such coinsurance and/or reinsurance agreements in amounts and with companies as the Administrative Agent may reasonably require; and (iv) such affirmative insurance and endorsements as the Administrative Agent shall reasonably require;

“Total Commitments” means at any time the aggregate amount of the Commitments of all Lenders to make Loans hereunder.

“Transactions” means the execution, delivery and performance by the Borrowers and the other Credit Parties of this Agreement and the other Financing Documents, the borrowing of Loans and the use of the proceeds thereof.

“Usage Premium” means (a) for each LIBOR Period for any Loan beginning prior to the date that is seven (7) months after the Effective Date, zero percent (0.0%), and (b) for each LIBOR Period for any Loan beginning on or after the date that is seven (7) months after the Effective Date, (i) if the average outstanding balance of the Loans during the then immediately preceding LIBOR Period applicable to such Loan (or if there is no preceding LIBOR Period applicable to such Loan, then during the thirty (30) days immediately preceding the first (1st) day of such LIBOR Period) is less than fifty-five percent (55%) of the Maximum Revolver Amount, then fifteen one hundredths of one percent (0.15%), otherwise (ii) zero percent (0.0%).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Working Capital Availability” means at any time (a) the Maximum Working Capital Amount at such time, minus (b) the unpaid principal balance of the Working Capital Loans at such time.

“Working Capital Loan” means any Loan, the proceeds of which are used, directly or indirectly, whether as a distribution or otherwise, to provide working capital for the REIT.

SECTION 1.02.                                                                 [Reserved].

SECTION 1.03.                                                                 Terms Generally. In this Agreement and in any Financing Documents, (a) the definitions of terms herein and therein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation,”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall” and (e) unless the context requires otherwise (i) any definition of or reference to any Financing Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, extended, supplemented, consolidated, severed, partially released, substituted, renewed or otherwise modified (subject to any restrictions thereon set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof’ and “hereunder”, and words of similar import, shall be construed to refer to this Agreement or such Financing Document in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement or such Financing Document and (v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04.                                                                 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Administrative Borrower notifies the Administrative Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Administrative Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. In calculating compliance with any of the financial covenants (and related definitions), any amounts taken into account in making such calculations that were paid, incurred or accrued in violation of any provision of this Agreement shall be added back or deducted, as applicable, in order to determine compliance with such covenants.

ARTICLE II

The Credits

SECTION 2.01.                                                                 Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Borrowers from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment, (b) the aggregate Revolving Credit Exposures exceeding the lesser of (i) the Borrowing Base Loan Amount, and (ii) the Total Commitments, or (c) the aggregate principal balance of Working Capital Loans exceeding the Maximum Working Capital Amount. Subject to the foregoing and within the foregoing limits, the Borrowers may borrow, repay (or prepay) and reborrow Loans, on and after the date hereof through the Availability Period, subject to the terms, provisions and limitations set forth herein, including the requirement that no Loan shall be made hereunder if the amount thereof exceeds the Availability at such time and no Working Capital Loan shall be made hereunder if the amount thereof exceeds the Working Capital Availability at such time (in each case, after giving effect to the application of the proceeds of such Loan).

SECTION 2.02.                                                                 Loans and Borrowings.

(a)                                  Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)                                 Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

(c)                                  At the commencement of each LIBOR Rate Period for any Borrowing, such Borrowing shall be not less than (i) $1,000,000 in the case of any Acquisition Loan Borrowing, and (ii) $500,000 in the case of any other Loan Borrowing (including any Working Capital Loan Borrowing). In no event shall there more than a total of ten (10) LIBOR Borrowings outstanding at any time.

SECTION 2.03.                                                                 Requests for Borrowings. To request a Borrowing, the Administrative Borrower shall notify the Administrative Agent of such request by writing, facsimile or telephone not later than 11:00 a.m., New York City time, three (3) Business Days before the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable and if given by telephone shall be confirmed promptly by writing or facsimile to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Administrative Borrower. Each such telephonic, facsimile and written

Borrowing Request shall specify the following information in compliance with Section 2.02 hereof:

(a)                                  the aggregate amount of the requested Borrowing;

(b)                                 the date of such Borrowing, which shall be a Business Day;

(c)                                  whether such Borrowing is an Acquisition Loan, a Working Capital Loan or is neither an Acquisition Loan nor a Working Capital Loan; and

(d)                                 the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06 hereof.

Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each applicable Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing. Nothing in this Section 2.03 shall obligate the Lenders to accept any Borrowing Request unless and until the conditions set forth in Section 4.02 hereof shall have been satisfied with respect to the requested Borrowing.

SECTION 2.04.                                                                 First Extension of Maturity Date. Borrowers shall have a one (1) time option (the “First Extension Option”) to extend the Maturity Date by one (1) year to the date that is the third (3rd) anniversary of the Effective Date (the “First Extended Maturity Date”) subject to the following conditions being satisfied to the satisfaction of the Administrative Agent on or prior to the Maturity Date (or such earlier date as may be expressly provided):

(a)                                  The Administrative Borrower shall have delivered a written notice to the Administrative Agent of the Borrowers’ election to so extend the Maturity Date no later than ninety (90) days, but no earlier than one hundred twenty (120) days, prior to the Maturity Date, which notice shall be irrevocable;

(b)                                 The Administrative Agent and the Lenders shall have received all fees and other amounts due and payable, on or prior to the Maturity Date, including, (i) the Extension Fee due and payable with respect to such extension and (ii) to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by any of the Credit Parties hereunder;

(c)                                  No Default or Event of Default shall have occurred and be continuing on the Maturity Date;

(d)                                 The representations and warranties made by the Credit Parties herein and in the other Financing Documents shall be true and complete in all material respects on and as of the Maturity Date with the same force and effect as if made on and as of such date;

(e)                                  If any Interest Rate Protection Agreement is then in effect, the applicable Borrower(s) shall have either (i) extended the Interest Rate Protection Agreement through and including the First Extended Maturity Date or (ii) taken and completed all action required to be taken to cause an Interest Rate Protection Agreement to be in full force and effect which shall satisfy all of the conditions set forth in Section 2.20(a) hereof through and including the First Extended Maturity Date, without regard to any time period set forth in Section 2.20(a) hereof by which such Interest Rate Protection Agreement is required to be in effect or any other action must be completed;

(f)                                    If no Interest Rate Protection Agreement is then in effect, then, if the Administrative Agent shall so require, in its sole discretion, the Borrowers shall have taken and completed all action required to be taken to cause an Interest Rate Protection Agreement to be in full force and effect which shall satisfy all of the conditions set forth in Section 2.20(a) hereof through and including the First Extended Maturity Date, without regard to any time period set forth in Section 2.20(a) hereof by which such Interest Rate Protection Agreement is required to be in effect or any other action must be completed;

(g)                                 The Administrative Borrower shall have delivered to the Administrative Agent Title Continuations with respect to each Borrowing Base Property dated no earlier than ten (10) days prior to the then Maturity Date, which Title Continuations shall be updated as of the then Maturity Date, together with such other endorsements reasonably requested by the Administrative Agent, in each case insuring the continued first priority lien of the applicable Mortgage, subject to no Liens other than Permitted Encumbrances;

(h)                                 The Administrative Borrower shall have delivered at least ten (10) Business Days prior to the then Maturity Date current tax lien, uniform commercial code, bankruptcy and judgment searches against each Credit Party in such jurisdictions reasonably requested by the Administrative Agent, which searches shall be acceptable in content to the Administrative Agent; and

(i)                                     The Administrative Borrower shall have delivered to the Administrative Agent, on the Maturity Date, a certificate from each Credit Party in form and content satisfactory to the Administrative Agent, certifying as to the matters set forth in clauses (b) through (h) of this Section 2.04.

SECTION 2.05.                                                                 Second Extension of Maturity Date. If the Maturity Date was extended pursuant to Section 2.04 hereof, the Borrowers shall have an additional one (1) time option (the “Second Extension Option”) to extend the then Maturity Date by one (1) year to the date which is the fourth (4th) anniversary of the Effective Date (the “Second Extended Maturity Date”) subject to the following conditions being satisfied to the satisfaction of Agent on or prior to the First Extended Maturity Date (or such earlier date as may be expressly provided):

(a)                                  The Administrative Borrower shall have delivered a written notice to the Administrative Agent of Borrowers’ election to so extend the Maturity Date no later than ninety (90) days, but no earlier than one hundred twenty (120) days, prior to the First Extended Maturity Date, which notice shall be irrevocable;

(b)                                 The Administrative Agent and the Lenders shall have received all fees and other amounts due and payable, on or prior to the Maturity Date, including, (i) the Extension Fee due and payable with respect to such extension and (ii) to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by any of the Credit Parties hereunder;

(c)                                  No Default or Event of Default shall have occurred and be continuing on the First Extended Maturity Date;

(d)                                 The representations and warranties made by the Credit Parties herein and in the other Financing Documents shall be true and complete in all material respects on and as of the First Extended Maturity Date with the same force and effect as if made on and as of such date;

(e)                                  If any Interest Rate Protection Agreements is then in effect, the applicable Borrower(s) shall have either (A) extended the Interest Rate Protection Agreement through and including the Second Extended Maturity Date or (B) taken and completed all action required to be taken to cause an Interest Rate Protection Agreement to be in full force and effect which shall satisfy all of the conditions set forth in Section 2.20(a) hereof through and including the Second Extended Maturity Date, without regard to any time period set forth in Section 2.20(a) hereof by which such Interest Rate Protection Agreement is required to be in effect or any other action must be completed;

(f)                                    If no Interest Rate Protection Agreement is then in effect, then, if the Administrative Agent shall so require, in its sole discretion, the Borrowers shall have taken and completed all action required to be taken to cause an Interest Rate Protection Agreement to be in full force and effect which shall satisfy all of the conditions set forth in Section 2.20(a) hereof through and including the Second Extended Maturity Date, without regard to any time period set forth in Section 2.20(a) hereof by which such Interest Rate Protection Agreement is required to be in effect or any other action must be completed;

(g)                                 The Administrative Borrower shall have delivered to the Administrative Agent a Title Continuation for each Borrowing Base Property dated no earlier than ten (10) days prior to the First Extended Maturity Date, which Title Continuations shall be updated as of the First Extended Maturity Date, together with such other endorsements reasonably requested by the Administrative Agent, in each case insuring the continued first priority lien of the applicable Mortgage, subject to no Liens other than Permitted Encumbrances;

(h)                                 The Administrative Borrower shall have delivered at least ten (10) Business Days prior to the First Extended Maturity Date current tax lien, uniform commercial code, bankruptcy and judgment searches against each Credit Party in such jurisdictions reasonably requested by the Administrative Agent, which searches shall be acceptable in content to the Administrative Agent; and

(i)                                     The Administrative Borrower shall have delivered to the Administrative Agent (i) at least ten (10) Business Days prior to the First Extended Maturity Date and (ii) on the First Extended Maturity Date, a certificate from each Credit Party in form and content satisfactory to the Administrative Agent, certifying as to the matters set forth in clauses (b) through (h) of this Section 2.05.

SECTION 2.06.                                                                 Funding of Borrowings.

(a)                                  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrowers by promptly crediting the amount so received, in like funds, to an account of the applicable Borrower maintained with the Administrative Agent in New York City and designated by the Administrative Borrower either one (1) Business Day prior to the Effective Date or in the applicable Borrowing Request.

(b)                                 Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.06(a) hereof and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender agrees to pay to the Administrative Agent forthwith on demand, and the Borrowers agree to pay to the Administrative Agent within thirty (30) days of demand, such corresponding amount with Interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrowers, the interest rate applicable to the applicable Borrowing. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.07.                                                                 LIBOR Rate Periods. Each Borrowing shall be at a LIBOR Rate and shall have an initial LIBOR Rate Period of one (1) month (or such shorter period to which the Administrative Agent may agree in its discretion), or, in the case of a LIBOR Rate Period which would otherwise end after the Maturity Date, ending on and including the Maturity Date as set forth in and subject to the provisions of the definition of LIBOR Rate Period. Unless such Borrowing is repaid on or prior to the end of the LIBOR Rate Period then applicable thereto, such Borrowing shall thereafter continue for subsequent LIBOR Rate Periods of one (1) month (or such shorter period to which the Administrative Agent may agree in its discretion), or, in the case of a LIBOR Rate Period which would otherwise end after the Maturity Date, ending on and including the Maturity Date.

SECTION 2.08.                                                                 Termination and Reduction of Commitments.

(a)                                  Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b)                                 If the average daily outstanding principal balance of the Loans during the period commencing on the Effective Date and ending on the first (1st) anniversary of the Effective Date is less than fifty percent (50%) of the Maximum Revolver Amount, then the

Administrative Agent shall have the option, exercisable by providing written notice thereof to the Administrative Borrower within thirty (30) days following the first (1st) anniversary of the Effective Date, to reduce the Total Commitments to an amount equal to the aggregate outstanding principal balance of the Loans as of the first (1st) anniversary of the Effective Date. Any such reduction in the Total Commitments shall be effective as of the date for effectiveness set forth in the written notice from the Administrative Agent, which date shall be not earlier than forty-five (45) days after the date of such notice.

(c)                                  Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.09.                                                                 Additional Interest. The Borrowers shall pay to the Administrative Agent the following losses, costs and expenses of the Administrative Agent or any Lender incurred or estimated by the Administrative Agent or such Lender, as applicable, to be incurred:

(a)                                  all losses, costs and expenses reasonably incurred by reason of obtaining, liquidating or redeploying deposits or other funds acquired by the Administrative Agent or such Lender to fund or maintain any Loan, including by means of any repayment or prepayment of such Loan, delay or failure to draw any Borrowing, or otherwise; and

(b)                                 any sums becoming payable by any Borrower to the Administrative Agent, any Lender or any of their Affiliates pursuant to any Lender Interest Rate Protection Agreement, including on any termination thereof.

In any of the foregoing events, the Borrowers shall pay to the Administrative Agent, concurrently with any principal payment with respect to clause (a) of this Section 2.09 and within five (5) days after written demand in all other cases, or in the case of any Lender Interest Rate Protection Agreement, such shorter period as shall be specified therein, such amount as shall equal the amount of the Additional Interest certified (together with copies of invoices or other reasonable supporting documentation, in each case, to the extent available) by the Administrative Agent (or the applicable Lender) to the Administrative Borrower by reason of such event. Failure on the part of the Administrative Agent to demand payment from any Borrower for any Additional Interest attributable to any particular period shall not constitute a waiver of the Administrative Agent’s (or the applicable Lender’s) right to demand payment of such amount for any subsequent or prior period.

SECTION 2.10.                                                                 Repayment of Loans; Evidence of Debt.

(a)                                  Each Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date, together with all accrued and unpaid Interest, Additional Interest, and other sums due and payable hereunder or under the other Financing Documents.

(b)                                 All principal, Interest, Additional Interest and other sums payable by any Borrower and each other Credit Party under the Notes, this Agreement and the other Financing

Documents shall be paid in full and without set-offs, counterclaims, deductions or withholdings of any kind.

(c)                                  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and Interest payable and paid to such Lender from time to time hereunder.

(d)                                 The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder and the LIBOR Rate Period applicable thereto, (ii) the amount of any principal or Interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder or under the other Financing Documents for the account of the Lenders and each Lender’s share thereof.

(e)                                  The entries made in the accounts maintained pursuant to Sections 2.10(c) or (d) hereof shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(f)                                    Any Lender may request that Loans made by it be evidenced by a promissory note substantially in the form annexed hereto as Exhibit O. In such event, the Borrowers shall, at their sole cost and expense, prepare, execute and deliver to such Lender such a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns). Thereafter, the Loans evidenced by such promissory note and Interest thereon shall at all times (including after assignment pursuant to Section 9.04 hereof) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11.                                                                 Prepayment of Loans.

(a)                                  The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with Section 2.11(b) hereof. In addition, and without limiting the generality of the foregoing, if at any time:

(i)                                     the aggregate outstanding principal balance of the Loans exceeds the Borrowing Base Loan Amount (as most recently calculated pursuant to the terms hereof) then the Borrowers shall within fifteen (15) Business Days from the occurrence thereof either (A) repay the Loans by the amount necessary to eliminate such excess or (B) increase the Borrowing Base Loan Amount by an amount equal to or greater than such excess by adding one or more Properties as additional Borrowing Base Properties in accordance with Section 4.03 hereof;

(ii)                                  the aggregate Revolving Credit Exposure of the Lenders exceeds the Maximum Revolver Amount at such time, the Borrowers shall upon demand repay the Loans by the amount necessary to eliminate such excess; or

(iii)                               the aggregate outstanding principal balance of Working Capital Loans exceeds the Maximum Working Capital Amount at such time, the Borrowers shall upon demand repay the Working Capital Loans by the amount necessary to eliminate such excess.

(b)                                 The Administrative Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder not later than 11:00 a.m., New York City time five (5) Business Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid. Promptly following receipt of any such notice relating to a Loan, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Loan shall be in an amount of not less than $1,000,000. Each prepayment of a Loan shall be accompanied by payment of (i) accrued and unpaid Interest on the principal amount being prepaid, (ii) the amounts required to be paid pursuant to Section 2.11(c) hereof, (iii) all accrued and unpaid fees and expenses incurred by the Administrative Agent in connection with the Loans and, (iv) all fees and expenses incurred by the Administrative Agent in connection with the prepayment of the Loans, and (v) all Additional Interest and any other amounts due and payable hereunder, and under the Notes, the Mortgage and the other Financing Documents.

(c)                                  Concurrently with any prepayment of principal pursuant to this Section 2.11, pursuant to Section 4.04(b) hereof or pursuant to any other provision hereof, the Borrowers shall, as a further condition of such prepayment, (i) in the case of any Lender Interest Rate Protection Agreement other than an interest rate cap, cause a reduction of the notional amount of such interest rate protection arrangement so as to cause such notional amount to correspond to the aggregate outstanding principal balance of the Loans, after giving effect to such prepayment, (ii) pay all sums, if any, payable by any Borrower pursuant to any Interest Rate Protection Agreement with respect to such reduction and (ii) provide evidence to the Administrative Agent of the Borrowers’ compliance with clauses (i) and (ii) of this Section 2.11(c).

(d)                                 Any prepayment of principal made pursuant to Section 2.11(a) hereof, shall be applied as follows:

(i)                                     first, to the outstanding principal balance of Working Capital Loans outstanding, until paid in full,

(ii)                                  second, to the outstanding principal balance of all other Loans outstanding until paid in full, and

(iii)                               third, to all other outstanding Obligations, in such order as the Administrative Agent shall determine.

SECTION 2.12.                                                                 Fees.

(a)                                  The Borrowers shall pay to Agent the Administration Fee and any other fee provided for in the Loan Fee Letter in accordance with the terms of this Agreement and the Loan Fee Letter. The Borrowers shall also pay to the Administrative Agent for the account of each Lender a commitment fee (the “Commitment Fee”), which shall accrue at the Commitment

Fee Rate on the daily amount of the unused portion of the Commitment of such Lender during the period from and including the Effective Date (or if later, the date such Lender becomes a party to this Agreement) to but excluding the date on which such Commitment terminates, whether or not prior to such time all the conditions in Section 4.02 hereof are met. Accrued Commitment Fees shall be payable in arrears on (i) January 1, 2007 and (ii) thereafter, on the first day of each March, June, September and December of each year and on the date on which the Commitments terminate. All Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)                                 All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution to the Lenders. Absent any error in the calculation thereof, fees paid shall not be refundable under any circumstances.

SECTION 2.13.                                                                 Interest.

(a)                                  The Loans comprising each Borrowing shall bear interest for each day during each LIBOR Rate Period applicable thereto at the LIBOR Rate for such LIBOR Rate Period.

(b)                                 Notwithstanding the foregoing, if any principal of or Interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid within five (5) days after the due date thereof, whether at stated maturity, upon acceleration or otherwise, the aggregate amount of the Loans and such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to five percent (5%) per annum plus the rate applicable to Loans as provided in Section 2.13(a) hereof (the “Default Rate”).

(c)                                  Accrued Interest on each Loan shall be payable in arrears on the first day of each month hereafter, on the Maturity Date and upon termination of the Commitments; provided that Interest accrued pursuant to Section 2.13(b) hereof shall be payable on demand.

(d)                                 All Interest hereunder shall be computed on the basis of a year of 360 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable LIBOR Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(e)                                  The Borrowers shall pay Additional Interest as and when provided herein, and in the event any Lender Interest Rate Protection Agreement is in effect, in such Lender Interest Rate Protection Agreement.

SECTION 2.14.                                                                 Unavailability of LIBOR. If prior to the commencement of any LIBOR Rate Period for a Borrowing:

(a)                                  the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining LIBOR for such LIBOR Rate Period; or

(b)                                 the Administrative Agent is advised by the Required Lenders that LIBOR for such LIBOR Rate Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such LIBOR Rate Period;

then the Administrative Agent shall give notice thereof to the Administrative Borrower and the Lenders by telephone or telecopy, as promptly as practicable thereafter and, until the Administrative Agent notifies the Administrative Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, the LIBOR Rate for such Borrowing shall be deemed to be equal to the Base Rate.

SECTION 2.15.                                                                 Increased Costs and Capital Adequacy.

(a)                                  The Borrowers shall pay to the Administrative Agent additional amounts as the Administrative Agent shall determine will compensate Lenders for costs incurred in maintaining the Loans or any portion thereof outstanding or for the reduction of any amounts received or receivable as a result of any change in any applicable law, regulation or treaty, or in the interpretation or administration thereof by any domestic or foreign governmental authority charged with the interpretation or administration thereof (whether or not having the force of law), or by any domestic or foreign court, (i) changing the basis of taxation of payments to any Lender (other than taxes imposed on all or any portion of the overall net income of any Lender by the United States or by any political subdivision or taxing authority of the United States or by any foreign governmental authority), (ii) imposing, modifying or applying any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, credit extended by, or any other acquisition of funds for loans by any Lender (whether directly, indirectly or on a portfolio wide basis), (iii) imposing on any Lender any other condition affecting any Notes or the Loans.

(b)                                 If any Lender shall determine that (i) any change in the application of any law, rule, regulation or guideline adopted or arising out of the July 1988 report of the Basel Committee on Banking Regulations and Supervisory Practices entitled “International Convergence of Capital Measurement and Capital Standards,” including the draft Capital Accord currently proposed to replace such report, or any change in the interpretation or administration thereof by any domestic or foreign governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, (ii) any change in or adoption of any other law, rule, regulation or guideline regarding capital adequacy, or (iii) compliance by any Lender, or any lending office of any Lender, or the holding company of any Lender, with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency based on any such change or adoption, has or would have the effect of reducing the rate of return on any Lender’s capital to a level below that which such Lender would have achieved but for such adoption, change or compliance (taking into consideration the policies of such Lender with respect to capital adequacy), then from time to time the Borrowers shall pay to the Administrative Agent such additional amounts as will compensate Lenders for such actual reduction with respect to any portion of the Loans outstanding.

(c)                                  Any amount payable by the Borrowers pursuant to Section 2.15(a) or (b) hereof shall be paid to the Administrative Agent within five (5) Business Days of receipt by the Administrative Borrower of a certificate of the Administrative Agent setting forth the amount due and the Administrative Agent’s basis for the determination of such amount, which statement shall be conclusive and binding upon the Borrowers absent manifest error. Failure on the part of the Administrative Agent to demand payment from the Administrative Borrower or any other Borrower for any such amount attributable to any particular period shall not constitute a waiver of the Administrative Agent’s right to demand payment of such amount for any subsequent or prior period.

SECTION 2.16.                                                                 Joint and Several Liability of Borrowers. Subject to Section 9.16 hereof:

(a)                                  Each Borrower is accepting joint and several liability hereunder and under the other Financing Documents in consideration of the financial accommodations to be provided by the Administrative Agent and the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.

(b)                                 Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 2.16), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them.

(c)                                  If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligation.

(d)                                 The Obligations of each Borrower under the provisions of this Section 2.16 constitute the absolute and unconditional Obligations of each Borrower enforceable against each Borrower, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

(e)                                  Except as otherwise expressly provided in this Agreement, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Loans or other financial accommodations issued under or pursuant to this Agreement or any other Financing Documents, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement or any other Financing Document, notice of any action at any time taken or omitted by the Administrative Agent or Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement or any other Financing Document. Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Administrative Agent or Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement or any other Financing Document, any and all other indulgences whatsoever by the Administrative Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of the Administrative Agent or any Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.16 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 2.16, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of such Borrower under this Section 2.16 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 2.16 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Borrower, the Administrative Agent or any Lender. The joint and several liability of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, constitution or place of formation of any Borrower, the Administrative Agent or any Lender.

(f)                                    Each Borrower represents and warrants to the Administrative Agent and Lenders that such Borrower is currently informed of the financial condition of the other Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants to the Administrative Agent and Lenders that such Borrower has read and understands the terms and conditions of the Financing Documents. Each Borrower hereby covenants that such Borrower will continue to keep informed of the other Borrowers’ financial condition, the financial condition of the Guarantors and other guarantors, if any, and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

(g)                                 Each Borrower waives all rights and defenses arising out of an election of remedies by the Administrative Agent or any Lender, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed such Person’s rights of subrogation and reimbursement against any other Borrower, any Guarantor or any other guarantor.

(h)                                 If a payment shall be made by any Borrower (the “Claiming Borrower”) to satisfy an Obligation owing by any other Borrower, each other Borrower (a “Contributing Borrower”) shall indemnify the Claiming Borrower in an amount equal to the amount of such payment multiplied by a fraction of which the numerator shall be the net worth of the Contributing Borrower on the date hereof (or with respect to any Person that becomes a Borrower after the date hereof, on the date that such Person becomes a Borrower) and the denominator shall be the aggregate net worth of each Borrower on the date hereof (or with respect to any Person that becomes a Borrower after the date hereof, on the date that such Person becomes a Borrower); provided, however, that all rights of each Borrower under this Section 2.16(h) and all other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full of the Obligations. No failure on the part of any Borrower to make the payments required by this Section 2.16(h) (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any other Borrower, and, subject to Section 9.16 hereof, each Borrower shall remain liable for the full amount of the Obligations.

SECTION 2.17.                                                                 No Withholdings. All sums payable by the Borrowers under the Notes, this Agreement and the other Financing Documents, shall be paid in full and without set-off or counterclaims and free of any deductions or withholdings for any and all present and future taxes, levies, imposts, deductions, duties, filing and other fees or charges (collectively, “Taxes”). In the event that any Borrower is prohibited by any law from making any such payment free of such deductions or withholdings with respect to Taxes, then such Borrower shall pay such additional amount to the Administrative Agent as may be necessary in order that the actual amount received by Lenders after such deduction or withholding (and after payment of any additional Taxes due as a consequence of the payment of such additional amount) shall equal the amount that would have been received if such deduction or withholding were not required; provided, however, no Borrower shall be obligated to pay such additional amount on account of a specific Lender if at the time such Lender became a “Lender” hereunder, the Borrowers are required to deduct or withhold any sums solely because a Lender, although having a legal basis to do so, fails to deliver to the Administrative Borrower (a) a duly executed copy of United States Internal Revenue Service Form W-8 BEN or W-8 ECI or any successor form or any required renewal thereof, as the case may be, certifying in each case that such Lender is entitled to receive payments hereunder or under the other Financing Documents without deduction or withholding of any United States federal income taxes or (b) a duly executed United States Internal Revenue Service Form W-8 BEN or W-9 or any successor form or any required renewal thereof, establishing that a full exemption exists from United States backup withholding tax, and as result of such failure, any Borrower was prohibited by the IRC, from making any such payment free of such deductions or withholding. Notwithstanding anything contained in this Section 2.17, in no event will any Lender’s failure to deliver any such forms, or any renewal or extension thereof, affect, postpone or relieve the Borrowers from any obligation to pay Interest, principal and other amounts due under the Financing Documents (other than amounts due under this Section 2.17 as a result of a Lender’s failure to deliver such forms). Such additional amount shall be due concurrently with the payment with respect to which such additional amount is owed in the amount of Taxes certified by the Administrative Agent (or the applicable Lender). A certificate as to the amount of Taxes submitted by the Administrative Agent to the Administrative Borrower setting forth the Administrative Agent’s (or the applicable Lender’s) basis for the determination of Taxes shall be conclusive evidence of the amount thereof, absent manifest error. Failure on the part of the Administrative Agent to demand payment from the Administrative Borrower or any other Borrower for any Taxes attributable to any particular period shall not constitute a waiver of the Administrative Agent’s (or the applicable Lender’s) right to demand payment of such amount for any subsequent or prior period. If the Administrative Agent or any Lender shall obtain a refund of any withholdings that have been paid by any Borrower, then, provided, that no Default or Event of Default shall have then occurred and be continuing, the Administrative Agent or such Lender, as the case may be, shall remit to the Administrative Borrower the amount of such refund so received after deducting all costs and expenses that were incurred by the Administrative Agent or such Lender, as the case may be, in connection therewith.

SECTION 2.18.                                                                 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)                                  Each Borrower shall make each payment required to be made by it hereunder (whether of principal, Interest, Additional Interest or otherwise) prior to 11:00 a.m., New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating Interest thereon. All such payments shall be payable by wire transfer to the credit of the Administrative Agent, at JPMorgan Chase Bank, ABA #021-000-021, in favor of HSH Nordbank AG, New York Branch, Account #400949687, Reference:  Cornerstone Core Properties REIT, Attention:  Loan Operations or to such other account or address as the Administrative Agent may from time to time designate in writing to the Administrative Borrower. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. The Administrative Agent may, but shall not be required to, charge, when due and payable, any of any Borrower’s accounts maintained with the Administrative Agent for principal, Interest, fees or other amounts owing to the Administrative Agent or any Lender on or with respect to this Agreement, the Loans or any other Financing Document. Whenever any payment to be made under the Financing Documents shall be stated to be due, or if the Maturity Date would otherwise occur, on a day which is not a Business Day, such payment shall be made, and the Maturity Date shall occur, on the next succeeding Business Day, unless the effect of extending the date on which such payment would be due would be to extend the due date for such payment into the next calendar month in which case such payment shall be due on the immediately preceding Business Day. Any such extension of time shall be included in the computation of payment of Interest hereunder. All payments hereunder shall be made in dollars.

(b)                                 If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, Interest and fees then due hereunder (other than funds received while no Default or Event of Default has occurred and is continuing and which relate to the payment of principal or Interest of specific Obligations or which relate to the payment of specific fees) shall be applied (i) first, towards payment of all amounts due and owing under the Financing Documents other than principal or interest, (ii) second, towards payment of Interest then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of Interest and fees then due to such parties, (iii) third, towards payment of principal then due hereunder in respect of Loans (other than Working Capital Loans), ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties, and (iv) fourth, towards payment of principal then due hereunder in respect of all Working Capital Loans, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties. Upon the occurrence and during the continuance of a Default or an Event of Default, except as expressly set forth in Section 4.04(c) hereof, all funds received by the Administrative Agent shall be applied on account of sums due and owing under the Financing Documents in such order as the Administrative Agent shall elect.

(c)                                  If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or Interest on or other sums due with respect to any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued Interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued Interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 2.18(c) shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to any Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 2.18(c) shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d)                                 Unless the Administrative Agent shall have received notice from the Administrative Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

SECTION 2.19.                                                                 Cash Management Accounts.

(a)                                  Each Borrower shall cause all Space Lease Rents and all other revenue, income and other profits arising from the Borrowing Base Properties to be paid and deposited into their respective Operating Account immediately upon receipt except to the extent otherwise provided herein or in any other Financing Document. Each Borrower hereby grants to the Administrative Agent and the Lenders a security interest in all of its rights, title and interest in and to its Operating Account and all other accounts opened or maintained by such Borrower in connection with the ownership, operation and leasing of the Borrowing Base Properties, including any account for the deposit of security deposits or reserve funds (collectively, the “Cash Management Accounts”) and all sums on deposit therein as additional security for the Obligations and all other obligations of the Credit Parties under the Financing Documents.

(b)                                 (i) Provided that no Event of Default has occurred and is continuing, and subject to the other limitations on withdrawals and uses of revenue set forth herein and in the other Financing Documents, and the other terms and provisions of the Financing Documents with respect to insurance proceeds and other particular sums, each Borrower may make withdrawals from its Cash Management Accounts to pay (A) reasonable and necessary expenses incurred by the Borrowers in the ordinary course of business (including the reasonable and necessary expenses incurred by the REIT in the ordinary course of business that are reasonably allocable to the Borrowers and not reasonably allocable to any other Subsidiaries of the REIT or to any other entity in which the REIT holds an equity interest), and (B) the Obligations, provided that, with respect to any Cash Management Account for security deposits or reserve funds, all disbursements shall be made for the purposes for, and in accordance the terms and provisions of the agreements and instruments pursuant to, which such deposits or reserves were made. After the occurrence and during the continuation of an Event of Default, and upon notice from the Administrative Agent, no Borrower shall have any right, and the Credit Parties covenant that they shall not and shall not permit the other Credit Parties to withdraw any amounts from any Cash Management Account, except (1) as permitted pursuant to the following clause (ii) and (2) as may otherwise be approved by the Administrative Agent.

(ii)                                  Subject to the other limitations on withdrawals and uses of revenue set forth herein and in the other Financing Documents, and the other terms and provisions of the Financing Documents with respect to insurance proceeds and other particular sums, each Borrower may make withdrawals from its Cash Management Accounts to make Restricted Payments not prohibited pursuant to Section 6.05 hereof and the other terms and conditions hereof, provided that, with respect to any Cash Management Account for security deposits or reserve funds, all disbursements shall be made for the purposes for, and in accordance the terms and provisions of the agreements and instruments pursuant to, which such deposits or reserves were made. No Borrower shall have any right, and the Credit Parties covenant that they shall not and shall not permit the other Credit Parties to withdraw any amounts from any Cash Management Account, to make any Restricted Payment prohibited from being made pursuant to Section 6.05 hereof and the other terms and conditions hereof.

(iii)                               Following the occurrence and during the continuation of an Event of Default, the Administrative Agent shall have the rights and remedies with respect to the Cash Management Accounts specified in this Agreement or in any other Financing Document, at law or equity.

(c)                                  Prior to the addition of any Property as a Borrowing Base Property, the applicable Borrower shall deliver to the Administrative Agent an Assignment of Cash Account Agreement with respect to the applicable Cash Management Accounts. No Borrower shall close any Cash Management Account without obtaining the prior consent of the Administrative Agent and shall not open any new Cash Management Account (i) without at least ten (10) days’ prior notice to the Administrative Agent, (ii) unless the bank or other financial institution at which such account is opened and maintained is reasonably acceptable to the Administrative Agent and (iii) unless, prior to or concurrently with the opening of such new Cash Management Account, such Borrower delivers to the Administrative Agent an Assignment of Cash Account Agreement with respect thereto. The Borrowers shall pay all fees and costs with respect to the Assignment of Cash Account Agreements for their Cash Management Accounts. Neither the Administrative

Agent nor the Lenders shall be liable for any loss of interest on or any penalty or charge assessed against the funds in, payable on, or credited to any Cash Management Account as a result of the exercise by the Administrative Agent of any of its rights, remedies or obligations hereunder or under any other Financing Document, at law or equity. Any interest earned on the balance of each Cash Management Account shall be deposited into such account and be applied with the balance of such account in accordance with this Section 2.19. The Administrative Agent shall have sole control over the Cash Management Accounts, provided that each Borrower shall be permitted to manage and withdraw funds from its Cash Management Accounts as provided herein until the occurrence of an Event of Default.

(d)                                 Upon the occurrence and during the continuance of an Event of Default, the rights of the Borrowers and each and every other Person (excluding the Administrative Agent and the applicable depositary bank, subject to any control agreement or other agreement between the Administrative Agent and such depositary bank) with respect to the Cash Management Accounts shall immediately terminate upon notice to the Administrative Borrower, and no such Person except the Administrative Agent shall make any further withdrawal therefrom. Thereafter, the Administrative Agent may from time to time designate such signatories with respect to the Cash Management Accounts as the Administrative Agent may desire, and may make or authorize withdrawals from the Cash Management Accounts to pay the Obligations in whole or in part and/or pay operating expenses and capital expenditures with respect to the Borrowing Base Properties, and/or any other expenses, all as the Administrative Agent may deem necessary or appropriate and in such order as the Administrative Agent may elect. The Administrative Agent may notify the financial institutions in which any Cash Management Account is held that the applicable Credit Party no longer has a right to instruct such financial institution with respect to matters relating to the withdrawal, operation or administration of, or investment or application of funds on deposit in such Cash Management Account. Without limiting the foregoing the Administrative Agent shall have the right to cause the withdrawal of all funds on deposit in any Cash Management Account and the deposit of such funds in an account established with the Administrative Agent at any time following receipt by the financial institution in which such Cash Management Account is held of a notice from the Administrative Agent pursuant to the Assignment of Cash Account Agreement with respect to such Account, and each Borrower hereby authorizes and directs such financial institutions to make payment directly to the Administrative Agent of the funds in or credited to such accounts, or such part thereof as the Administrative Agent may request. Such financial institution shall have the absolute right to rely upon such notice without inquiring as to the accuracy of the matters referred to in such notice and the depositories shall be fully protected by the applicable Borrower in relying upon such written notice from the Administrative Agent. In the event that the Administrative Agent delivers such a notice, the Administrative Agent shall thereafter have the exclusive right to so instruct such financial institution. Nothing in this Section 2.19(d) shall be construed so as to limit or impair the Administrative Agent’s absolute right to have a receiver appointed following an Event of Default.

SECTION 2.20.                                                                 Interest Rate Protection Agreement.

(a)                                  Interest Rate Protection Agreement. If, at any time, LIBOR for an interest period of one (1) month is equal to or greater than five and three quarters of one percent (5.75%) per annum, then the Borrowers shall enter into and satisfy all conditions precedent to the effectiveness of one or more Interest Rate Protection Agreements that shall satisfy all of the following conditions and shall thereafter maintain such Interest Rate Protection Agreements in full force and effect through and including the Maturity Date:

(i)                                     Each Interest Rate Protection Agreement shall be either an interest rate swap, cap, collar or other derivative product acceptable to the Administrative Agent, the effect of which is to protect the Borrowers against upward fluctuations of LIBOR for an interest period of one (1) month in excess of six percent (6%) per annum through the Maturity Date and in the notional amount equal to the aggregate outstanding principal balance of Loans from time to time;

(ii)                                  Each Interest Rate Protection Agreement shall be entered into between the Borrowers, on the one hand, and the Administrative Agent (or an Affiliate of the Administrative Agent), on the other hand, if the Administrative Agent (or an Affiliate of the Administrative Agent) and the Borrowers shall in their sole discretion elect to enter into an Interest Rate Protection Agreement, or if the Administrative Agent (or an Affiliate of the Administrative Agent) and the Borrowers do not elect to enter into such Interest Rate Protection Agreement, a Qualified Counterparty;

(iii)                               In the case of an Interest Rate Protection Agreement which is an interest rate cap agreement, all sums payable by the Borrowers on account of the purchase price for the Interest Rate Protection Agreement during the term of the Interest Rate Protection Agreement shall have been paid in full on or prior to the effective date thereof;

(iv)                              Each Borrower’s interest in such Interest Rate Protection Agreement, including all rights of such Borrower to payment thereunder and any residual value thereof, shall have been collaterally assigned to the Administrative Agent;

(v)                                 The financial institution which is party to such Interest Rate Protection Agreement shall have executed and delivered to the Administrative Agent a consent to the collateral assignment of each Borrower’s interest in such Interest Rate Protection Agreement referred to in clause (iv) above pursuant to a consent form and substance satisfactory to the Administrative Agent (the “Interest Rate Protection Agreement Consent”); and

(vi)                              Such Interest Rate Protection Agreement shall be satisfactory to the Administrative Agent in form and content.

(b)                                 Failure to Provide Interest Rate Protection. In the event that any Borrower breaches its obligation to enter into and maintain an Interest Rate Protection Agreement in full force and effect as set forth in Section 2.20(a) hereof, in addition to the Administrative Agent’s rights and remedies hereunder or under the other Financing Documents, the Administrative Agent may, but shall have no obligation to, at the Borrowers’ sole cost and expense and on each Borrower’s behalf, enter into an Interest Rate Protection Agreement as may be required pursuant to Section 2.20(a) hereof. In the event that the Administrative Agent shall elect to enter into an Interest Rate Protection Agreement on any Borrower’s behalf, such Interest Rate Protection Agreement, at the Administrative Agent’s election, may be a Lender Interest Rate Protection Agreement. The Administrative Agent is hereby irrevocably appointed the true and lawful attorney of each Borrower (coupled with an interest), and the Administrative Agent shall be entitled to act pursuant to such power following an Event of Default that shall have occurred and be continuing by reason of a failure to comply with the terms of Section 2.20(a) hereof, in its name and stead, solely to execute such an Interest Rate Protection Agreement and all necessary documents ancillary thereto, and for that purpose the Administrative Agent may execute all necessary agreements and instruments, and may substitute one or more persons with like power, each Borrower hereby ratifying and confirming all that its said attorney or such substitute or substitutes shall lawfully do by virtue hereof. All sums paid and liabilities incurred by the Administrative Agent pursuant to this Section 2.20 shall be paid by the Borrowers (and not from the proceeds of a Loan) within five (5) days after the Administrative Agent’s demand with Interest at the Default Rate to the date of payment to the Administrative Agent and such sums and liabilities, including such Interest, shall be deemed and shall constitute advances under this Agreement and be secured by the Security Documents.

(c)                                  Obligation of The Borrowers Unaffected by Interest Rate Protection Agreement. No Interest Rate Protection Agreement shall alter, impair, restrict, limit or modify in any respect the obligation of any Borrower to pay Interest on the Loans, as and when the same becomes due and payable in accordance with the provisions of the Financing Documents.

(d)                                 Termination, etc. of Interest Rate Protection Agreement. No Borrower shall terminate, modify, cancel or surrender, or permit the termination, modification, cancellation or surrender of, any Interest Rate Protection Agreement without the prior consent of the Administrative Agent. Within five (5) days after any Borrower obtains knowledge of or receipt of notice (which may be given by the Administrative Agent or a Lender) of a default by the financial institution that is a party to any Interest Rate Protection Agreement, the applicable Borrower shall substitute for such defaulted Interest Rate Protection Agreement another Interest Rate Protection Agreement (to which the Person that defaulted under the defaulted Interest Rate Protection Agreement is not a party) so that, after giving effect to such substitution, the Borrowers are in compliance with the requirements of Section 2.20(a) hereof.

(e)                                  Receipts from Interest Rate Protection Agreements. All payments due to any Borrower pursuant to any Interest Rate Protection Agreement, including upon any termination thereof, shall be payable to and held by the Administrative Agent; provided, however, that all periodic “net payments” due to any Borrower so received by the Administrative Agent in connection with a payment made by a counterparty to an Interest Rate Protection Agreement shall be applied by the Administrative Agent on account of Interest then due and payable on the Loan. If an Event of Default occurs, the Administrative Agent may, in its sole discretion, for so long as such Event of Default is continuing and in addition to any other rights and remedies hereunder, apply the amounts so held by the Administrative Agent to the Loans or other amounts due under the Financing Documents at the Administrative Agent’s election. Until such time as all Obligations have been paid in full, no Borrower shall have any right to withdraw or otherwise apply any funds received by the Administrative Agent on account of any Interest Rate Protection Agreement. Such funds shall constitute additional security for the Obligations, a security interest therein being granted hereby. In the event any Borrower receives any sums pursuant to or in connection with any Interest Rate Protection Agreement, it shall immediately pay such sums to the Administrative Agent.

(f)            Security.  No Interest Rate Protection Agreement shall be secured by all or any portion of the Collateral unless it is a Lender Interest Rate Protection Agreement, in which case each Borrower’s obligations under such Lender Interest Rate Protection Agreement shall be secured pari passu with the principal amount of the Loans secured by the Mortgages and other Security Documents.  In amplification of the foregoing, in the event that any payment made by any Borrower hereunder is insufficient to pay all amounts due and owing on the date of such payment, such payment shall be applied pari passu to the amounts due under the Lender Interest Rate Protection Agreement and to the outstanding principal of the Loans.

(g)           Interest Rate Protection Agreements.  Each Lender that is a party to any Interest Rate Protection Agreement acknowledges that the interest of each Borrower in and to such Interest Rate Protection Agreement will be pledged and collaterally assigned to the Administrative Agent pursuant to the Financing Documents, and hereby consents without any restrictions to such pledge and collateral assignment.  All payments, if any, due under such Interest Rate Protection Agreement shall be paid directly to the Administrative Agent and all other rights of any Borrower shall, upon the occurrence and during the continuance of an Event of Default, be exercisable by the Administrative Agent.  Each Lender that is a party to any Interest Rate Protection Agreement shall execute and deliver to the Administrative Agent, and cause any Affiliate of such Lender that is a party to any Interest Rate Protection Agreement to execute and deliver to the Administrative Agent, upon entering into such agreement the Interest Rate Protection Agreement Consent in order to confirm the foregoing.

SECTION 2.21.      Reserve Amounts.

(a)           If, at the time any Property becomes a Borrowing Base Property less than eighty-five percent (85%) of the gross rentable square footage of such Property shall be subject to Qualified Space Leases and if, as of the last day of any calendar quarter, less than eighty-five percent (85%) of the gross rentable square footage of any Borrowing Base Property shall be subject to Qualified Space Leases, then the Borrowers shall, upon notice of the amount thereof, deposit into an account (the “Occupancy Reserve Account”) maintained with the Administrative Agent or in which the Administrative Agent has a first priority perfected security interest and sole control, a cash reserve (the “Occupancy Reserve”) in an amount reasonably determined by the Administrative Agent as the then market rate for tenant improvements and leasing commissions associated with the vacant space in question.  If as of the last day of any calendar quarter the aggregate amount of the Occupancy Reserve on deposit in the Occupancy Reserve Account is less than the aggregate amount of the Occupancy Reserve then required to be deposited then the Borrowers shall, within ten (10) days after notice from the Administrative Agent of the amount thereof, deposit additional cash reserves in the amount of such deficiency into the Occupancy Reserve Account.  If, as of the last day of any calendar quarter, the aggregate amount of the Occupancy Reserve on deposit in the Occupancy Reserve Account exceeds the aggregate amount of the Occupancy Reserve then required to be deposited pursuant to this Section 2.21(a) then, upon request by the Administrative Borrower, the Administrative Agent shall release, or cause to be released to the Administrative Borrower, the amount of such excess provided that (i) no Default or Event of Default shall have then occurred and be continuing and (ii) the Administrative Agent shall have received evidence, satisfactory to the Administrative Agent, of the percentage of the gross rentable square footage of each Borrowing Base Property that is subject to Qualified Space Leases.  All cash reserves deposited pursuant to this Section 2.21(a) shall be held as additional security for the payment and performance of the Obligations.

(b)           From time to time, the Borrowers shall deposit into an account maintained with the Administrative Agent or in which the Administrative Agent has a first priority perfected security interest and sole control, a cash reserve, in an amount reasonably determined by the Administrative Agent, with respect to any anticipated major capital repairs for any Borrowing Base Property, as reasonably determined by the Administrative Agent to be held as additional security for the payment and performance of the Obligations.  Provided that no Default or Event of Default shall have then occurred and be continuing, the Administrative Agent shall release, or cause to be released, the amount of the cash reserve being held with respect to any such anticipated major capital repair at such time as (i) the Borrowing Base Property for which such cash reserve is being held shall cease to be a “Borrowing Base Property,” or (ii) such major capital repair shall have been completed to the satisfaction of the Administrative Agent, all amounts paid, or to be paid, in connection with such major capital repair shall have been paid (or contemporaneously with the release of such cash reserve, will be paid), and the Administrative Agent shall have received evidence, satisfactory to the Administrative Agent, of the fulfillment of the conditions set forth in this clause (ii).

ARTICLE III

Representations and Warranties

To induce the Administrative Agent and the Lenders to enter into this Agreement and the Lenders to make the Loans hereunder, each Borrower hereby represents, warrants and covenants to the Lenders and the Administrative Agent as follows (which representations, warranties and covenants shall survive the execution and delivery of this Agreement and the other Financing Documents, regardless of any investigation made by the Lenders and the Administrative Agent or on its behalf):

SECTION 3.01.      Existence and Power.  Each Credit Party (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has all necessary powers required to own its properties, to carry on its business as now conducted and to enter into and perform its obligations under this Agreement and the other Financing Documents to which it is a party, (c) to the extent such Credit Party is the owner of a Borrowing Base Property, is qualified to do business in, and is in good standing in each State in which such Borrowing Base Property is located, and (d) is qualified to do business in, and is in good standing in, every other jurisdiction where such qualification is required.

SECTION 3.02.      Authorization; No Contravention.  The execution, delivery and performance by each Credit Party of this Agreement and the other Financing Documents to which it is a party are (a) within its powers and have been duly authorized by all necessary action, (b) require no action by or in respect of, or filing with, any Governmental Authority, any property manager or other third party, (c) do not contravene, or constitute a breach of or default under, any provision of applicable law or regulation, any of its constitutive documents or of any judgment, injunction, order, decree, permit, license, note, mortgage, agreement or other instrument binding upon such Person or any of its Subsidiaries or their respective assets and (d)

do not result in the creation or imposition of any Lien on any asset of any Credit Party or any of its Subsidiaries (except the Security Interests).

SECTION 3.03.      Binding Effect.  This Agreement and the other Financing Documents to which each Credit Party is a party have been duly executed and delivered by such Person and constitute valid and binding agreements of each Credit Party, in each case enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or moratorium or other similar laws relating to the enforcement of creditors’ rights generally and by general equitable principles.

SECTION 3.04.      Financial Information.

(a)           The opening balance sheet of each Credit Party and its Consolidated Subsidiaries as of the Effective Date, prepared by their respective management personnel (a true, correct and complete copy of which has been delivered to the Administrative Agent) fairly presents, in conformity with GAAP, the financial position of each Credit Party and its Consolidated Subsidiaries as of such date.  Each Credit Party has heretofore furnished to the Administrative Agent true, correct and complete financial statements of each Credit Party and its consolidated Subsidiaries for the three (3) month period ended March 31, 2006, prepared by their respective management personnel, or prepared by Deloitte & Touche, independent public accountants.  Such financial statements present fairly in conformity with GAAP and in all material respects the financial condition and results of operations of each Credit Party and its Consolidated Subsidiaries as of the dates and for the periods indicated, and such financial statements disclose in accordance with GAAP all material liabilities, direct or contingent, of such Credit Party and its Consolidated Subsidiaries as of the date thereof.

(b)           Since March 31, 2006, there has been no material adverse change in the business, prospects, assets, operations or financial condition of any Credit Party or its Consolidated Subsidiaries, considered as a whole.

(c)           No Borrower is currently indebted or in contract for any Indebtedness, is not otherwise liable in respect of any Indebtedness or is holding out its credit as being available to satisfy the obligations of any Person, other than the Permitted Indebtedness of the Borrowers and the Obligations of such Credit Party under this Agreement and the other Financing Documents.

SECTION 3.05.      Litigation.  Except for the Disclosed Matters, there are no actions, suits or proceedings at law or in equity or before or instituted by any Governmental Authority (a) pending or, to any Borrower’s knowledge, threatened against or affecting any Borrower, any Guarantor, any Borrowing Base Property, the Collateral or any part thereof (including any condemnation or eminent domain proceeding against any of the Borrowing Base Properties, or any part thereof), or (b) pending or, to any Borrower’s knowledge, threatened, which affect or might affect the validity or enforceability of any Security Document (or the priority of the lien thereof), or any of the Financing Documents.

SECTION 3.06.      Compliance with ERISA.  Neither such Credit Party nor any of its Subsidiaries or ERISA Affiliates currently maintains or is obligated to contribute to, or has ever maintained or been obligated to contribute to, a Plan or a Multiemployer Plan.  No ERISA Event has occurred and such Credit Party nor any of its Subsidiaries or ERISA Affiliates has incurred any liability, and no action or event has occurred that could cause any of them to incur any liability, under Title IV of ERISA (a) to the PBGC other than a liability to the PBGC for premiums under Section 4007 of ERISA or (b) in respect of a Multiemployer Plan which has not been discharged in full when due.  None of the assets of such Credit Party are deemed to be “plan assets” within the meaning of 29 CFR 2510.3-101.

SECTION 3.07.      Taxes.

(a)           Such Credit Party and its Subsidiaries has timely filed or cause to be filed all United States Federal income tax returns and all other tax returns and reports which are required to be filed by it and has paid or caused to be paid all Taxes required to have been paid by it, except for Taxes the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and for which such Credit Party or such Subsidiary, as applicable, has set aside on its books adequate reserves and otherwise in accordance with Section 5.08 hereof.  The charges, accruals and reserves on the books of such Credit Party and its Subsidiaries in respect of Taxes or other similar governmental charges, additions to Taxes and any penalties and interest thereon are adequate.

(b)           If the REIT shall have made an election to be taxed as a “real estate investment trust” under Sections 856 through 860 of the Code, the REIT qualifies as a “real estate investment trust” under Sections 856 through 860 of the Code.

SECTION 3.08.      Environmental Compliance.

(a)           Except for Disclosed Matters,

(i)            such Credit Party and its Subsidiaries have, obtained, or made timely application for, all permits, certificates, licenses, approvals, registrations and other authorizations (collectively “Permits”), if any, which are required under all applicable Environmental Laws and are necessary for their operations and are in compliance with all applicable Environmental Laws and the terms and conditions of all Permits;

(ii)           no notice, notification, demand, request for information, citation, summons, complaint or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending, or to such Credit Party’s knowledge, threatened by any governmental entity or other Person with respect to any (w) alleged violation by such Credit Party or any Subsidiary thereof of any Environmental Law, (x) alleged failure by such Credit Party or any Subsidiary thereof to have any Permits required in connection with the conduct of its business or to comply with the terms and conditions thereof, (y) any generation, treatment, storage, recycling, transportation or disposal of any Hazardous Materials or (z) release of Hazardous Materials, and such Credit Party and its Subsidiaries are not subject to liability, and such Credit Party knows of no basis for any such liability, with respect to any of the matters referred to in the foregoing clauses (w) through (z);

(iii)          to the knowledge of such Credit Party, all oral or written notifications of a release of Hazardous Materials required to be filed under any applicable Environmental Law have been filed or are in the process of being filed by or on behalf of such Credit Party or any of its Subsidiaries;

(iv)          no property now owned or leased by such Credit Party or any of its Subsidiaries and, to the knowledge of such Credit Party, no property previously owned or leased or any property to which such Credit Party or any its Subsidiaries has, directly or indirectly, transported or arranged for the transportation of any Hazardous Materials, is listed or, to such Credit Party’s knowledge, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, or CERCLIS (as defined in CERCLA) or any similar state list or is the subject of Federal, state or local enforcement actions or, to the knowledge of such Credit Party, other investigations which may lead to claims against such Credit Party or any its Subsidiaries for clean-up costs, remedial work, damage to natural resources or personal injury claims, including, but not limited to, claims under CERCLA; and

(v)           there are no Liens under or pursuant to any applicable Environmental Laws on any real property or other assets owned or leased by such Credit Party or any of its Subsidiaries, and no government actions have been taken or, to the knowledge of such Credit Party, are in process which could subject any of such properties or assets to such Liens.

(b)           For purposes of this Section 3.08, the terms “Credit Party” and “Subsidiary” shall include any business or business entity (including a corporation) which is a predecessor, in whole or in part, of such Credit Party or any its Subsidiaries.

SECTION 3.09.      Properties.

(a)           Title.  Such Credit Party and each of its Subsidiaries has good title to, or in the case of equipment leases permitted pursuant to the terms hereof, leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b)           Trademarks.  To the knowledge of such Credit Party, each of such Credit Party and its Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by such Credit Party and its Subsidiaries does not, to the knowledge of such Credit Party, infringe upon the rights of any other Person.

(c)           Casualty/Taking.  No Casualty has occurred to any portion of any Borrowing Base Property and (i) no Taking of any portion of any Borrowing Base Property, (ii) no Taking or modification, realignment or relocation of any streets or roadways abutting any

Borrowing Base Property or (iii) no denial of access to any Borrowing Base Property from any point of access (public or private), has occurred or, to the knowledge of such Credit Party, is threatened or pending.

(d)           Encroachments.  Except as shown on the Survey of each Borrowing Base Property, none of the improvements thereon encroach upon any building line, setback line, side yard line or any easement.

(e)           Alterations.  No alterations, additions or other modifications have been made to any Borrowing Base Property since the date of the Survey of such property which would render such Survey inaccurate in any material respect.

(f)            Utilities and Access.  Each Borrowing Base Property has utility services and facilities, including water supply, storm and sanitary sewer facilities, gas and electric and telephone facilities, adequate in all respects, including minimum capacities, for the operation of such Borrowing Base Property for its intended purposes in accordance with this Agreement.  Except as shown on the Survey of each Borrowing Base Property, all such utility services and facilities are available at the boundaries of such Borrowing Base Property.  Each Borrowing Base Property has direct physical access to and from at least one public road adequate in all respects for the operation of such Borrowing Base Property for its intended purposes in accordance with this Agreement.

(g)           Equipment.  All furniture, fixtures and equipment necessary for the operation of each Borrowing Base Property for its intended purposes in accordance with this Agreement have been installed or incorporated in such Borrowing Base Property.

(h)           Tax Parcel.  Each Borrowing Base Property is separately assessed from all other adjacent land for purposes of real estate taxes and without regard for any other property, and for all purposes may be dealt with as an independent parcel.

(i)            Flood Hazards.  Except as shown on the Survey of each Borrowing Base Property, to the best knowledge of each Credit Party, neither all nor any portion of such Borrowing Base Property is located within an area that has been designated or identified as an area having special flood hazards by the Secretary of Housing and Urban Development or by such other official as shall from time to time be authorized by federal or state law to make such designation pursuant to the National Flood Insurance Act of 1968, as such act may from time to time be amended, or pursuant to any other national, state, county or city program of flood control.

(j)            Employee Matters.  There are no strikes, slowdowns, work stoppages or controversies pending or, to the knowledge of such Credit Party threatened between such Credit Party and its employees, other than individual employee grievances arising in the ordinary course of business.

(k)           Insurance Policies.  The insurance policies required to be maintained as of the date hereof pursuant to Section 5.03(c) hereof are in full force and effect with respect to each Borrowing Base Property.

(l)            Accounts.  All Operating Accounts which are not held by the Administrative Agent, including the account number of each such account and the name and address of the financial institution at which each account is held, are listed on Exhibit P annexed hereto.  The Credit Parties have no other bank accounts other than those listed on Exhibit P and those held by, and pledged as collateral for the Obligations and all other obligations of the Credit Parties under the Financing Documents to, the Administrative Agent.

(m)            Agreements.  Such Credit Party has delivered to the Administrative Agent true, correct and complete copies of all Space Leases and material operating agreements, equipment leases and other contracts to which it is a party and all constitutive documents of such Credit Party.  There are no other Space Leases or material operating agreements, equipment leases and other contracts currently in effect pertaining to the Borrowing Base Property other than those heretofore delivered to the Administrative Agent.  All such Space Leases and material operating agreements, equipment leases and other contracts are in full force and effect, have not been amended, modified, terminated, assigned or otherwise changed, and the provisions thereof have not been waived, except as permitted hereunder.  To such Credit Party’s knowledge, no party, including such Credit Party, under any Space Lease or material operating agreement, equipment lease and other contract is in default of any of its obligations thereunder in any material respect.

SECTION 3.10.      Compliance with Laws and Agreements..  Such Credit Party and each of its Subsidiaries are in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, and each has all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.  There are no pending or, to such Credit Party’s knowledge, threatened actions, suits or proceedings to revoke, invalidate, rescind or modify such laws or approvals.  All laws, rules, regulations and codes applicable to the Borrowing Base Property and all approvals in effect with respect thereto permit the operation and the current and anticipated uses of such Borrowing Base Property, and permit such Borrowing Base Property to be restored and such uses continued following any Casualty, without need of any variance, special use permit or similar exception.

SECTION 3.11.      Defaults.  No Default or Event of Default has occurred and is continuing.  Neither such Credit Party nor any of its Subsidiaries is in default or in breach of any of its obligations under or with respect to any agreement, instrument or undertaking to which it is a party or by which it or any of its properties is bound, including any Space Lease.

SECTION 3.12.      Offsets and Defenses.  No Credit Party has any offsets or defenses against or counterclaims with respect to any of its obligations under this Agreement or the other Financing Documents, any and all such offsets, defenses and counterclaims, if any, being hereby waived by such Credit Party.

SECTION 3.13.      Investment and Holding Company Status.  Neither such Credit Party nor any of its Subsidiaries is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

SECTION 3.14.      Full Disclosure.  Such Credit Party has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries or any of its or their assets is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  None of the reports, financial statements, certificates or other information furnished by or on behalf of any Credit Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, such Credit Party represents only that such information was prepared in good faith based upon assumptions believed by such Credit Party to be reasonable at the time.

SECTION 3.15.      Security Interest and Liens.  Each of the Security Documents creates and grants to the Administrative Agent, for its own benefit and for the benefit of the Lenders, a legal, valid and enforceable first priority (except as permitted pursuant to Section 6.02 hereof) Security Interest in the Collateral identified therein, and when the appropriate recordings and filings have been effected in the applicable public offices, each of the Security Documents will constitute a perfected Security Interest in all such Collateral, prior and superior to all other Security Interests, except as permitted under the Financing Documents.  Such Collateral is not subject to any other Liens whatsoever and neither such Credit Party nor any of its Subsidiaries has made or assumed any contract or other arrangement that could give rise to any such Liens, except Liens permitted by Section 6.02 hereof.  Neither such Credit Party nor any of its Subsidiaries is under any contractual restriction which would prohibit it from granting such perfected first priority Security Interests in the Collateral except as disclosed on Exhibit Q annexed hereto.

SECTION 3.16.      Liens on Ownership Interests.  There exists no Lien on any Equity Interest in any Borrower or any of its Subsidiaries (except as permitted pursuant to Section 6.02 hereof).

SECTION 3.17.      Solvency.

(a)           The fair salable value of the business of each Credit Party and its Consolidated Subsidiaries is not less than the amount that will be required to be paid on or in respect of the probable liability on the existing debts and other liabilities (including contingent liabilities) of such Credit Party and its Consolidated Subsidiaries, as they become absolute and mature.

(b)           The assets of each Credit Party and its Subsidiaries do not constitute unreasonably small capital for such Credit Party and its Subsidiaries to carry out their business as now conducted and as proposed to be conducted including the capital needs of such Credit Party and its Subsidiaries, taking into account the particular capital requirements of the business conducted by such Credit Party and its Subsidiaries and projected capital requirements and capital availability thereof.

(c)           No Credit Party nor any Subsidiary of any Credit Party has incurred or intends to incur debts beyond its ability to pay as they mature (taking into account the timing and amounts of cash to be received by each Credit Party and any of its Subsidiaries, and of amounts to be payable on or in respect of debt of each Credit Party and any of its Subsidiaries).

(d)           No Credit Party nor any of Subsidiary of any Credit Party believes that final judgments against them in actions for money damages presently pending will be rendered at a time when, or in an amount such that, they will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum reasonable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered).  The cash flow of each Credit Party and its Consolidated Subsidiaries, after taking into account all other anticipated uses of the cash of such Credit Party and its Consolidated Subsidiaries (including the payments on or in respect of debt referred to Section 3.17(c) hereof), will at all times be sufficient to pay all such judgments promptly in accordance with their terms.

SECTION 3.18.      Use of Proceeds.  Subject to Section 6.05 hereof, the proceeds of the Working Capital Loans are to be used solely to provide working capital for the REIT.  The proceeds of all other Loans shall be used solely for the general corporate purposes of the Borrower.  No portion of any Loan other than a Working Capital Loan shall be used, directly or indirectly, whether as a distribution or otherwise, to provide working capital for the REIT.

SECTION 3.19.      Subsidiaries.  As of the Effective Date, such Credit Party has no Subsidiaries except for those set forth on Exhibit R annexed hereto.  Exhibit R sets forth each such Subsidiary’s jurisdiction of organization, its capitalization and the ownership by such Credit Party of ownership interests in such each such Subsidiary.

SECTION 3.20.      Federal Reserve Regulations.

(a)           No Borrower nor any Subsidiary of any Borrower is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940.  No Borrower nor any Subsidiary of any Borrower is engaged principally, or as one of its important activities, in the business of extending credit for the purposes of purchasing or carrying Margin Stock.

(b)           No part of the proceeds of the Loans will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose which entails a violation of, or which is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U or X thereof.  No portion of the assets of any Borrower or any of its Subsidiaries consists of Margin Stock.  If requested by any Lender, each Borrower and each of its Subsidiaries shall furnish to such Lender a statement on Federal Reserve Form U-1 referred to in said Regulation U.

SECTION 3.21.      Foreign Person.  Neither such Credit Party nor any of its Subsidiaries is a “foreign person” within the meaning of Section 1445 or 7701 of the Code.

SECTION 3.22.      Control Person.  Such Credit Party is not, and no Person having “control” (as that term is defined in 12 U.S.C. § 375b or in regulations promulgated pursuant thereto) of such Credit Party is, an “executive officer,” “director,” or “person who directly or indirectly or in concert with one or more persons, owns, controls, or has the power to vote more than ten percent (10%) of any class of voting securities” (as those terms are defined in 12 U.S.C. § 375b or in regulations promulgated pursuant thereto) of any Lender, of a bank holding company of which any Lender is a subsidiary, or of any other subsidiary of a bank holding company of which any Lender is a subsidiary.

SECTION 3.23.      Name; Principal Place of Business.  Such Credit Party does not use any trade name and has not done business under any name other than its actual name set forth herein.  The principal place of business and chief executive office of such Credit Party is set forth on Exhibit S annexed hereto.

SECTION 3.24.      Patriot Act.  None of such Credit Party, any member or partner in such Credit Party, any member or partner of such member or partner, or any owner of a direct or indirect interest in such Credit Party (a) is listed on any Government Lists (as defined below), (b) is a person who has been determined by competent authority to be subject to the prohibitions contained in Presidential Executive Order No. 13224 (Sept. 23, 2001) or any other similar prohibitions contained in the rules and regulations of OFAC (as defined below) or in any enabling legislation or other Presidential Executive Orders in respect thereof, (c) has been previously indicted for or convicted of any felony involving a crime or crimes of moral turpitude or for any Patriot Act Offense (as defined below), or (d) to the best of each Borrower’s knowledge, is currently under investigation by any governmental authority for alleged criminal activity.  For purposes hereof, the term “Patriot Act Offense” means any violation of the criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under (i) the criminal laws against terrorism; (ii) the criminal laws against money laundering, (iii) the Bank Secrecy Act, as amended, (iv) the Money Laundering Control Act of 1986, as amended, or the (v) Patriot Act.  “Patriot Act Offense” also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense.  For purposes hereof, the term “Government Lists” means (A) the Specially Designated Nationals and Blocked Persons Lists maintained by the Office of Foreign Assets Control (“OFAC”), (B) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the Rules and Regulations of OFAC that the Administrative Agent notified the Administrative Borrower in writing is now included in Governmental Lists, or (C) any similar lists maintained by the United States Department of State, the United States Department of Commerce or any other government authority or pursuant to any Executive Order of the President of the United States of America that the Administrative Agent notified the Administrative Borrower in writing is now included in Governmental Lists.

ARTICLE IV

Conditions to Funding; Security and Collateral

SECTION 4.01.      Effective Date.  The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02 hereof):

(a)           This Agreement and the other Financing Documents required to be executed on or before the Effective Date shall have been executed by each party thereto and each Credit Party shall have performed and complied with all covenants, agreements and conditions contained herein and in the other Financing Documents which are required to be performed or complied with by such Credit Party before or on the Effective Date;

(b)           The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Carson, Messinger et al.; Preston, Gates & Ellis LLP and Venable LLP, counsel for the Credit Parties, covering such matters relating to the Credit Parties, this Agreement, the other Financing Documents and the Transactions as the Administrative Agent shall reasonably request;

(c)           The Administrative Agent shall have received a certificate of each Borrower, dated the Effective Date and signed by a Financial Officer of the Administrative Borrower, confirming compliance with the conditions set forth in Section 4.02 hereof in the event of any Borrowing occurring on the Effective Date;

(d)           The Administrative Agent and the Lenders shall have received all fees and other amounts due and payable, on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by any of the Credit Parties hereunder;

(e)           The Administrative Agent and the Lenders shall have received satisfactory credit documentation from each of the Credit Parties;

(f)            With respect to any Liens not permitted pursuant to Section 6.02 hereof, the Administrative Agent shall have received termination statements in form and substance satisfactory to it;

(g)           To the extent required by the Administrative Agent, the Administrative Agent shall have received the results, satisfactory to the Administrative Agent, of a search of tax and other Liens, and judgments and of the Uniform Commercial Code filings made with respect to each Borrower and each Guarantor in the jurisdictions in which such Borrower and such Guarantor is organized and has its principal place of business and in which the Borrowing Base Properties and any other Collateral requested by the Administrative Agent are located and in which Uniform Commercial Code filings have been filed;

(h)           The Administrative Agent shall have received, if necessary, evidence that all governmental and third party approvals necessary in connection with the Transactions and the continuing operations of the Credit Parties shall have been obtained and are in full force and effect;

(i)            The Administrative Agent and the Lenders shall be satisfied that no litigation or other proceeding exists (including concerning any of the Transactions or the ownership of the REIT, any Borrower, any of their Subsidiaries, or any of their respective properties and assets) that could reasonably be expected to constitute or lead to a Material Adverse Change;

(j)            The Administrative Agent shall have received a copy of the certificate or articles of incorporation or other constitutive documents, in each case amended to date, of each of the Credit Parties, certified as of a recent date by the Secretary of State or other appropriate official of the state or other jurisdiction of its organization; a certificate of the Secretary of such Credit Party, as the case may be, dated the Effective Date and certifying (A) that attached thereto is a true and complete copy of such certificate or articles of incorporation, limited partnership or other constitutive document as the case may be, as in effect on the date of such certificate and at all times since a date prior to the date of the resolution described in clause (C) below, (B) that attached thereto is a true and complete copy of such Credit Party’s By-laws, limited partnership agreement or limited liability company agreement, as the case may be, as in effect on the date of such certificate and at all times since a date prior to the date of the resolution described in clause (C) below, (C) that attached thereto is a true and complete copy of a resolution adopted by such Credit Party’s Board of Directors (or in the case of a Credit Party that is not a corporation, the equivalent governing body) authorizing the execution, delivery and performance of this Agreement and the other Financing Documents to which it is a party and that such resolution has not been modified, rescinded or amended and is in full force and effect, (D) that such Credit Party’s certificate or articles of incorporation, certificate of limited partnership, By-laws, limited partnership or operating agreement and other constitutive documents have not been amended since the date thereof (except as attached to the foregoing certificates), and (E) as to the incumbency and specimen signature of each of such Credit Party’s officers executing this Agreement or any other Financing Document delivered in connection herewith or therewith, as applicable and a certificate of another of such Credit Party’s officers as to incumbency and signature of its secretary, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel;

(k)           The Administrative Agent shall have received certificates of good standing, existence or its equivalent with respect to each Borrower and each Guarantor certified as of a recent date by the appropriate Governmental Authorities of the state or other jurisdiction of incorporation or organization and in each other jurisdiction in which qualification is necessary in order for such Borrower or such Guarantor to own or lease its property and conduct its business;

(l)            All intercompany indebtedness of the REIT, the Borrowers and any of their Subsidiaries, shall have been subordinated to their respective obligations under the Transaction on terms acceptable to the Administrative Agent;

(m)          The Administrative Agent shall have received (i) a satisfactory business plan for the REIT (including, without limitation, a detailed description of efforts to raise proceeds from the issuances of Equity Interests in the REIT), the Borrowers and their Subsidiaries for the years 2006 through 2008 and a satisfactory written analysis of the business plan, (ii) satisfactory unaudited quarterly financial statements of the Credit Parties and their Subsidiaries for each calendar quarter in 2005 and each calendar quarter in 2006 ended more than thirty (30) days prior to the Effective Date (in each case, to the extent such Credit Parties and Subsidiaries were in existence during the applicable period), and the actual results of operations for such periods shall not, individually or in the aggregate, differ from the results of operations projected for such period in the projections included in any information memoranda distributed to the Administrative Agent or the Lenders that is, in any respect, materially adverse to the Lenders;

(n)           The Administrative Agent shall have received evidence of insurance, satisfactory to the Administrative Agent, for each policy of insurance required to be maintained pursuant to Section 5.03(c) hereof.

(o)           The Administrative Agent shall have received such other documents, information and materials, and completed such other reviews as the Administrative Agent or its counsel shall reasonably deem necessary; and

(p)           No Default or Event of Default shall have occurred and be continuing.

The Administrative Agent shall notify the Administrative Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.  Notwithstanding the foregoing, the obligations of the Lenders to make Loans shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02 hereof) at or prior to 3:00 p.m., New York City time, on June 30, 2006 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.02.      Each Borrowing.  The obligation of any Lender to make a Loan on the occasion of any Borrowing is subject to the satisfaction on such date of the following conditions (except to the extent any of the following conditions are waived in accordance with Section 9.02 hereof):

(a)           The Administrative Borrower shall have delivered to the Administrative Agent a Borrowing Base Certificate at least ten (10) Business Days prior to the requested date of any Borrowing presenting its computation of the Borrowing Base Loan Amount (on a pro forma basis) as of the date of, and after giving effect to, such Borrowing, together with all supporting documentation required by the Administrative Agent, and the Administrative Agent shall have approved the calculations set forth in such Borrowing Base Certificate;

(b)           The conditions set forth in Section 4.01 hereof shall have been satisfied or waived as provided therein;

(c)           If any Interest Rate Protection Agreement is required to be in effect pursuant to Section 2.20(a) hereof, then the Borrowers shall have taken all action required to be taken to cause an Interest Rate Protection Agreement to be in full force and effect which will satisfy all of the conditions set forth in Section 2.20(a) hereof after giving effect to such Borrowing;

(d)           The Administrative Agent and the Lenders shall have received all fees and other amounts due and payable, on or prior to such Borrowing including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by any of the Credit Parties hereunder;

(e)           The representations and warranties of the Credit Parties set forth in this Agreement and the other Financing Documents shall be true and correct in all material respects on and as of the date of such Borrowing; provided that any such representations and warranties that by their express terms are made as of a specific date shall be true and correct in all material respects as of such specific date;

(f)            (i) At the time of and immediately after giving effect to such Borrowing, no Default or Event of Default shall have occurred and be continuing and the Borrowers shall otherwise be in compliance with the provisions of Section 2.01 hereof; and (ii) no Default or Event of Default shall have occurred during the then current calendar quarter or in the two (2) calendar quarters immediately preceding such then current calendar quarter;

(g)           No event shall have occurred and be continuing, or would result from such extension of credit, which has had or would have a Material Adverse Effect;

(h)           No such Borrowing would result in the Availability being less than zero dollars ($0) or would result in the Working Capital Availability being less than zero dollars ($0) (it being acknowledged that all calculations of Availability and Working Capital Availability shall be made as of such date after giving effect to such events);

(i)            The Administrative Agent shall have received a certificate signed by the Financial Officer of the Administrative Borrower as to the compliance with clauses (e) through (h) above;

(j)            The Administrative Agent shall have received a solvency certificate, in form and substance satisfactory to the Administrative Agent, signed by the Financial Officer of each Borrower and each Guarantor attesting to the matters set forth in Section 3.17 hereof;

(k)           if such Borrowing is to be an Acquisition Loan, then the conditions set forth in Section 4.03 hereof shall have been satisfied or waived as provided therein with respect to the Property being acquired with the proceeds of such Loan; and

(l)            (i) if such Borrowing is to be a Working Capital Loan, then the amount of such Borrowing shall be not less than $500,000, and no Working Capital Loan shall have been made in the three (3) month period ending on the proposed date of such Borrowing, (ii) if such Borrowing is to be an Acquisition Loan, then the amount of such Borrowing shall be not less than $1,000,000 and (iii) if such Borrowing is neither a Working Capital Loan nor an Acquisition Loan, then the amount of such Borrowing shall be not less than $500,000.

Each Borrowing shall be deemed to constitute a representation and warranty by each of the Credit Parties on the date thereof as to the matters specified in Sections 4.02(e) and (f) hereof.

SECTION 4.03.      Acceptance of Properties as Borrowing Base Properties.

(a)           Request for Acceptance as Borrowing Base Property.  The Administrative Borrower shall provide the Administrative Agent (with copies for each Lender) with a written request for a Property to be accepted as a Borrowing Base Property.  Such request shall be accompanied by a copy of all documents, materials and other information to be presented to the Administrative Borrower’s investment committee regarding such Property and a Borrowing Base Property Compliance Certificate for such Property (such documents, materials, other information and such Borrowing Base Property Compliance Certificate, the “Investment Package”).  The Administrative Agent shall endeavor to advise the Administrative Borrower within three (3) Business Days after receiving the Investment Package, whether such Property satisfies the minimum requirements for the Administrative Agent to consider accepting such Property as a Borrowing Base Property.  If the Administrative Agent shall have not so advised the Administrative Borrower within such three (3) Business Day period, then such Property will be deemed to have not satisfied such minimum requirements.  Within ten (10) Business Days after the Administrative Agent receives the Investment Package, the Administrative Agent shall advise the Administrative Borrower whether such Property has been approved by the Administrative Agent for acceptance as a Borrowing Base Property.  If the Administrative Agent shall not so advise the Administrative Borrower within such ten (10) Business Day period, then such Property shall be deemed to have not been approved by the Administrative Agent.  Notwithstanding any such approval of any Property, the acceptance of any Property as a Borrowing Base Property shall be subject to the fulfillment, to the Administrative Agent’s satisfaction, of all of the conditions set forth in this Section 4.03.  Anything herein to the contrary notwithstanding, the Administrative Agent’s acceptance of any Property as a Borrowing Base Property shall be in the Administrative Agent’s sole and absolute discretion.

(b)           Due Diligence Materials.  Prior to any Property being accepted as a Borrowing Base Property, within thirty (30) days after the Administrative Agent shall have advised the Administrative Borrower that it has approved such Property for acceptance as a Borrowing Base Property,

(i)            The Administrative Borrower shall have provided to the Administrative Agent (with copies for each Lender) the following information regarding such Property, in each case acceptable to the Administrative Agent: (A) a description of such Property (including, a general description of such Property’s location, market, and amenities); (B) purchase information (including copies of any contracts of sale, closing statements, and other documents and agreements to be entered into or delivered in connection therewith); (C) a Phase I environmental assessment and, if requested by the Administrative Agent based upon issues identified in the Phase I assessment, a Phase II environmental assessment and any other reports and assessments; (D) copies of existing title insurance, real property surveys, utility surveys and flood zone area certificates; (E) property operating statements; (F) proof of payment of real estate taxes and assessment amounts; (G) physical inspection reports; (H) evidence of insurance; (I) copies of all Space Leases, all operating agreements, equipment leases and other contracts and encumbrances, as applicable; (I)  if applicable, a receivables aging report with respect to such Property; (J) an operating and capital expenditure budget for such Property; (K) other documents, materials and information required in the definition of “Borrowing Base Property” herein and proof of the satisfaction of the other conditions set forth in such definition, including copies of certificates of occupancy, to the extent available or appropriate; (L) other documents, materials and information required in order to confirm that the representations and warranties contained herein applicable to such Property are true and correct, to the extent available or appropriate; (M) information regarding the proposed Borrowing Base Subsidiary (including, information regarding all direct and indirect owners of the equity interests in such proposed Borrowing Base Subsidiary) that would own the Property if not owned by the Administrative Borrower, (N) a Survey of such Property; (O) evidence of the approval by the Administrative Borrower’s investment committee for the acquisition of such Property; and (P) such other information requested by the Administrative Agent as shall be necessary in order for the Administrative Agent to determine whether such Property should be a Borrowing Base Property; and

(ii)           The Administrative Agent shall have obtained an Appraisal of such Property and a zoning report, to the extent available, in form and substance satisfactory to the Administrative Agent, for such Property.

If the foregoing conditions shall have not been satisfied within thirty (30) days after the Administrative Agent shall have advised the Administrative Borrower that it has approved such Property for acceptance as a Borrowing Base Property, then such approval shall automatically, and without notice, cease to be of any force or effect.  The Administrative Agent shall endeavor to provide preliminary approval of drafts of any Survey, Phase I environmental assessment, Phase II environmental assessment, and other third-party reports, within two (2) Business Days after the Administrative Agent’s receipt thereof, and with approval of the Administrative Agent’s Technical Services Group within five (5) Business Days after receipt thereof; provided, however, that any such approval shall be subject to the Administrative Agent’s review and approval of the final Survey, Phase I environmental assessment, Phase II environmental assessment and any such other third-party report.

(c)           Required Financing and Related Documents.  Prior to any Property being accepted as a Borrowing Base Property, within thirty (30) days after the Administrative Agent shall have advised the Administrative Borrower that it has approved such Property for acceptance as a Borrowing Base Property,

(i)            the Borrower that owns such Property shall have delivered to the Administrative Agent a Mortgage, an Assignment of Agreements, Assignments of Cash Account Agreements, a Security Agreement and other Financing Documents required by the Administrative Agent, and such Borrower shall have been made a party to this Agreement;

(ii)           The Credit Parties shall have ratified in writing for the benefit of the Administrative Agent and the Lenders their obligations under this Agreement and the other Financing Documents to which they are a party and delivered to the Administrative Agent such additional or supplemental Financing Documents in connection with such Borrowing Base Property (and any new Borrowing Base Subsidiary) as the Administrative Agent shall request;

(iii)          The Manager of such Property shall have delivered a Manager’s Consent and Subordination Agreement;

(iv)          Each Security Document (including each Uniform Commercial Code financing statement) required by law or requested by the Administrative Agent to be filed,

registered or recorded in order to create in favor of the Administrative Agent for its own benefit and for the benefit of the Lenders a first priority perfected Lien in the Borrowing Base Property and other Collateral in connection therewith shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested and the Administrative Agent shall have received evidence thereof and such assurances as the Administrative Agent may deem appropriate to establish the applicable Borrower’s title to, and the due creation, perfection and priority of the Administrative Agent’s or the Lenders’ Liens on and security interests in, the Collateral, in form and substance satisfactory to the Administrative Agent;

(v)           The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the date that such Property is accepted as a Borrowing Base Property) of counsel for the Credit Parties, covering such matters relating to the Credit Parties, this Agreement and the other Financing Documents delivered pursuant to this Section 4.03(c) and related Transactions as the Administrative Agent shall reasonably request, including favorable written opinions from local counsel to the Credit Parties in each state in which such Property and other Collateral in connection therewith is located and/or any Security Documents are filed or recorded as the Administrative Agent shall reasonably request to establish the applicable Borrower’s title to, and the due creation, perfection and priority of the Administrative Agent’s or the Lenders’ Liens on and security interests in, the Collateral, in form and substance satisfactory to the Administrative Agent;

(vi)          The Administrative Agent and the Lenders shall have received all fees and other amounts due and payable, on or prior to accepting such Property as a Borrowing Base Property, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by any of the Credit Parties hereunder;

(vii)         With respect to such Property and other Collateral in connection therewith, and any new Borrowing Base Subsidiary, the conditions of Section 4.01(b) and Sections 4.01(d) through (m) hereof shall have been satisfied;

(viii)        The Administrative Agent shall have received a proposed capital expenditures budget for such Property with supporting schedules in form and substance satisfactory to the Administrative Agent;

(ix)           The Administrative Agent shall have received a Survey, Title Policy and the other documents, materials and information referred to in the definition of “Borrowing Base Property” herein with respect to such Property, all in form and substance satisfactory to the Administrative Agent, and proof of the satisfaction of the other conditions set forth in such definition, including copies of certificates of occupancy;

(x)            Except to the extent prohibited by the laws of any state in which a Borrowing Base Property is located, the Administrative Agent shall have received, to the extent available on commercially reasonable terms, a “tie-in” endorsement (or modification of existing “tie-in” endorsements), in form and substance satisfactory to the Administrative Agent, to each of the Administrative Agent’s Title Policies with the effect that, pursuant to such “tie-in”

endorsement, the lien of the Mortgage on each Borrowing Base Property is insured for the aggregate of the amount of the individual Title Policies;

(xi)           The Administrative Agent shall have received Estoppel Certificates, from tenants under Space Leases renting, in the aggregate, at least seventy-five percent (75%) of the gross rentable square footage of such Property and, in any event, including tenants under all Major Leases in respect of such Property, all in content satisfactory to the Administrative Agent;

(xii)          [Reserved];

(xiii)         The Administrative Agent shall have received a Borrowing Base Certificate executed by a Financial Officer of the Administrative Borrower presenting its computation of the Borrowing Base Loan Amount (on a pro forma basis) as of the date that such Property is accepted as a Borrowing Base Property and after giving effect to the acceptance of such Property as a Borrowing Base Property.

(xiv)        The Administrative Agent shall have received a certificate, in form and substance satisfactory to the Administrative Agent, signed by the Financial Officer of the Administrative Borrower certifying that (w) the representations and warranties of the Credit Parties set forth in this Agreement and the other Financing Documents are true and correct in all material respects on and as of the date of such Property is accepted as a Borrowing Base Property, provided that any such representations and warranties that by their express terms are made as of a specific date shall be true and correct in all material respects as of such specific date, (x) no Default or Event of Default shall have occurred and be continuing on and as of the date such Property is to be accepted as a Borrowing Base Property and after giving effect to such acceptance, (y) the acceptance of such Property as a Borrowing Base Property would not result in the Availability to be less than zero dollars ($0) (calculated as of the date that such Property is accepted as a Borrowing Base Property and after giving effect to such acceptance) and (z) no event shall have occurred and be continuing, or would result from the acceptance of such Property as a Borrowing Base Property, which has had on and as of the date of such Property is accepted as a Borrowing Base Property or would have a Material Adverse Effect;

(xv)         To the extent required by the Administrative Agent, the Administrative Agent shall have received the results, satisfactory to the Administrative Agent, of a search of tax and other Liens, and judgments and of the Uniform Commercial Code filings made with respect to the applicable Borrower in its jurisdiction of formation, the jurisdiction of its principal places of business and the jurisdictions in which the Property and any other Collateral in connection therewith is located, and in which Uniform Commercial Code filings have been, or are to be, filed; and

(xvi)        The Administrative Agent shall have received such other documents and materials (each, in form and substance satisfactory to the Administrative Agent), and completed such other reviews, including contracts, litigation and taxes and the items and information referred to in Section 4.02(a) hereof, as the Administrative Agent or its counsel shall request with respect to such Property (and the results of such reviews shall be satisfactory to the Administrative Agent).

If the foregoing conditions shall have not been satisfied within thirty (30) days after the Administrative Agent shall have advised the Administrative Borrower that it has approved such Property for acceptance as a Borrowing Base Property, then such approval shall automatically, and without notice, cease to be of any force or effect.

SECTION 4.04.      Removal of Borrowing Base Properties.

(a)           Removal of Borrowing Base Properties by the Administrative Agent.  The Administrative Agent shall have the right, in its reasonable discretion, to revoke its prior acceptance of any Property as a Borrowing Base Property which the Administrative Agent determines no longer meets the eligibility criteria set forth in the definition of “Borrowing Base Property” herein or the other criteria on the basis of which the Administrative Agent gave its consent or on the basis of the limitation set forth in the definition of “Borrowing Base Loan Amount” herein.  The Administrative Agent shall promptly provide the Administrative Borrower with notice of any such removal.

(b)           Removal of Borrowing Base Properties.  The Administrative Borrower may request that a Property that has previously been accepted as a Borrowing Base Property be removed as a Borrowing Base Property, and the Security Interests of the Administrative Agent therein be released, in connection with the sale or other disposition of such Property or at such other times as the Administrative Borrower shall elect; provided, that:

(i)            The Administrative Borrower shall provide the Administrative Agent a written request to remove such Property as a Borrowing Base Property, which request shall specify the anticipated date of the sale of such Property or the requested date for the removal of such Property as a Borrowing Base Property, as the case may be;

(ii)           The Administrative Agent shall have received at least five (5) Business Days prior to the requested date of removal of such Property as a Borrowing Base Property, a Borrowing Base Certificate executed by a Financial Officer of the Administrative Borrower presenting its computation of the Borrowing Base Loan Amount as of the requested date of removal and after giving effect to the removal of (A) such Borrowing Base Property from the Borrowing Base and (B) the Borrowing Base Net Operating Income from such Borrowing Base Property from the Borrowing Base Net Operating Income;

(iii)          After giving effect to the removal of such Property as a Borrowing Base Property and after giving effect to the payment of all amounts required by clause (iv) of this Section 4.04(b), Availability will not be less than zero dollars ($0);

(iv)          Contemporaneously with the removal of such Property as a Borrowing Base Property, the Borrowers shall have prepaid the outstanding Loans in an amount of not less than the Allocated Loan Amount for such Property;

(v)           Contemporaneously with the removal of such Property as a Borrowing Base Property, the Borrowers shall have (A) paid accrued and unpaid Interest on the principal amount being prepaid, (B) complied with and paid the amounts required to be paid pursuant to Section 2.11(c) hereof, (C) paid all accrued and unpaid fees and expenses incurred by the Administrative Agent in connection with the Loans, (D) paid all fees and expenses incurred by the Administrative Agent in connection with the prepayment of the Loans, and (E) paid all Additional Interest and any other amounts due and payable hereunder, and under the Notes, the Mortgage and the other Financing Documents;

(vi)          No Event of Default or Default shall exist prior to or after giving effect to the removal of such Property as a Borrowing Base Property (unless the effect of such removal is to cure all Defaults and Events of Default);

(vii)         The Administrative Agent shall have received a certificate signed by the Financial Officer of the Administrative Borrower certifying that the conditions in clauses (iii), (iv), (v) and (vi) of this Section 4.04(b) are satisfied;

(viii)        After giving effect to the removal of such Property as a Borrowing Base Property, the Debt Service Coverage Ratio calculated as of the date of such removal and after giving effect thereto shall be not less than 1.2:1.0 and the Administrative Agent shall have received a certificate from the Administrative Borrower setting forth such computation of such Debt Service Coverage Ratio; and

(ix)           The Administrative Agent shall have received a Borrowing Base Certificate executed by a Financial Officer of the Administrative Borrower presenting its computation of the Borrowing Base Loan Amount (on a pro forma basis) as of the date that such Property would be removed as a Borrowing Base Property and after giving effect to the removal of such Property as a Borrowing Base Property.

(c)           Application of Prepayment.  Any prepayment of the Loans made pursuant to clause (iv) of Section 4.04(b) hereof shall be applied as follows:

(i)            first, to the outstanding principal balance of Loans (other than Working Capital Loans) outstanding, until paid in full,

(ii)           second, to the outstanding principal balance of Working Capital Loans outstanding until paid in full, and

(iii)          third, to all other outstanding Obligations, in such order as the Administrative Agent shall determine.

(d)           Release of Borrowing Base Subsidiaries.  If, as of any date, a Borrowing Base Subsidiary no longer owns any Borrowing Base Properties (or any profits or proceeds of any Borrowing Base Property arising from any sale, transfer, Casualty, Taking or otherwise) then the Administrative Agent shall, upon the written request of the Administrative Borrower, release such Borrowing Base Subsidiary from its obligations hereunder and under the other Financing Documents, unless a Default or Event of Default exists or would result from such release.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or terminated, all Obligations have been paid in full in cash and all other obligations of the Credit Parties under the Financing Documents have been performed and all Lender Interest Rate Protection Agreements have terminated, each Borrower covenants and agrees with the Lenders that:

SECTION 5.01.      Financial Reporting.  The Administrative Borrower will furnish to the Administrative Agent:

(a)           Within ninety (90) days after the end of each calendar year, (i) the Annual Report on Form 10-K of the REIT as submitted to the Securities and Exchange Commission or, (ii) if the REIT is not obligated to submit such Annual Report to the SEC, financial statements containing the information that would be required in such Annual Report, and in the form that would be required, if the REIT were obligated to submit such Annual Report to the SEC, provided, that any Annual Report furnished pursuant to the foregoing clause (i) or the financial statements furnished pursuant to the foregoing clause (ii) shall, in any event, include the consolidated balance sheet and consolidated income statement of the REIT and its Consolidated Subsidiaries, audited, without qualification, by Deloitte & Touche or other independent public accountants of nationally recognized standing and which are reasonably acceptable to the Administrative Agent;

(b)           Within forty-five (45) days after the end of each calendar quarter, (i) the Quarterly Report on Form 10-Q of the REIT as submitted to the Securities and Exchange Commission or, (ii) if the REIT is not obligated to submit such Quarterly Report to the Securities and Exchange Commission, a report containing the information that would be required in such Quarterly Report, and in the form that would be required, if the REIT were obligated to submit such Quarterly Report to the Securities and Exchange Commission, in each case certified by a Financial Officer of the REIT as presenting fairly in all material respects the financial position and results of operations and cash flow of the REIT and its Consolidated Subsidiaries in accordance with GAAP, in each case subject to normal year-end audit adjustments;

(c)           (i) Promptly after the preparation thereof, and no later than sixty (60) days after the last day of each calendar month in each calendar quarter, quarterly operating statements for each of the Borrowing Base Properties for such calendar quarter and (ii) promptly after preparation thereof, and no later than thirty (30) days after the last day of each other calendar month, monthly operating statements for each of the Borrowing Base Properties for such calendar moth;

(d)           Promptly after the preparation thereof, and no later than forty-five (45) days after the last day of each calendar year, annual capital expenditure and operating budgets for each of the Borrowing Base Properties for the next succeeding calendar year.

(e)           Promptly after the preparation thereof, and no later than sixty (60) days after the last day of each calendar quarter, (i) computations of Borrowing Base Net Operating Income for each Borrowing Base Property, (ii) Debt Service Coverage Ratio as of the last day of such calendar quarter and (iii) a Borrowing Base Certificate executed by a Financial Officer of the Administrative Borrower setting forth its computation of the Borrowing Base Loan Amount as of the last day of such calendar quarter for such calendar quarter.  The Administrative Agent shall notify the Administrative Borrower in writing of any calculation errors or other errors in the calculation of Borrowing Base Net Operating Income required by the Administrative Agent pursuant to the definition of “Borrowing Base Net Operating Income” herein and any corresponding adjustments to the Borrowing Base Loan Amount (if any).

(f)            Promptly after the preparation thereof, and no later than sixty (60) after the first day of each calendar year a satisfactory business plan for the REIT (including, without limitation, a detailed description of efforts to raise proceeds from the issuances of Equity Interests in the REIT), the Borrowers and their Subsidiaries for the two (2) calendar year period commencing with such calendar year and a satisfactory written analysis of such business plan;

(g)           [Reserved]

(h)           Concurrently with any delivery under Section 5.01(a) or (b) hereof, a certificate of a Financial Officer of the Administrative Borrower, in form and substance satisfactory to the Administrative Agent, which certificate shall (i) certify that to the best of his or her knowledge no Default or Event of Default has occurred and, if such a Default or Event of Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (ii) state whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 hereof and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, and (iii) certify the portion of the Borrowing Base Properties, individually and in the aggregate, subject to Qualified Space Leases;

(i)            Promptly after the same becomes publicly available, copies of such registration statements, annual, periodic and other reports, and such proxy statements and other information, if any, as shall be filed by the REIT, any Borrower or any of their Subsidiaries with the Securities and Exchange Commission or with any national securities exchange or distributed by the REIT to its shareholders generally;

(j)            Concurrently with any delivery under Section 5.01(a) hereof, if prepared, a copy of the management letter prepared by the independent public accountants who reported on the Annual Report or financial statements, as applicable, delivered under Section 5.01(a) hereof, with respect to the internal audit and financial controls of any Borrower;

(k)           Promptly after filing or distribution of same, copies of all registration statements, annual, periodic and other reports, and such proxy statements and other information, if any, as shall be filed by the REIT, any Borrower or any of its Subsidiaries with the Securities and Exchange Commission or with any national securities exchange or distributed by the REIT to its shareholders generally;

(l)            Promptly after receipt of same, copies of all notices and other communications received from the Securities and Exchange Commission or from any national securities exchange;

(m)          As soon as practicable, copies of all material financial reports, forms, filings, loan documents and financial information submitted to governmental agencies and material financial reports distributed to the equity holders of the REIT or any Borrower; and

(n)           Promptly following any request therefor, such other information regarding the operations, business affairs, properties and financial condition of the Credit Parties and the Borrowing Base Properties, including the performance of their obligations under the Financing Documents, as the Administrative Agent or any Lender shall reasonably request.

SECTION 5.02.      Payment of Obligations.  Such Credit Party will, and will cause each of its Subsidiaries to, pay its obligations, excluding Tax liabilities (which are the subject of Section 5.08 hereof), before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Credit Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.03.      Maintenance of Property; Insurance.

(a)           Such Credit Party will keep, and will cause each of its Subsidiaries to keep, all property useful and necessary in its business as then conducted in good working order and condition, ordinary wear and tear excepted, and with respect to all Borrowing Base Properties, in accordance with the terms and conditions of the applicable Space Leases and other material agreements affecting such Borrowing Base Property.

(b)           Such Credit Party will cause, and will cause each of its Subsidiaries to cause, all construction, renovation, and rehabilitation work with respect to all of the Borrowing Base Properties to be performed in a good and workmanlike manner substantially in accordance with all applicable laws and restrictions affecting such Borrowing Base Properties, and the terms and conditions of the applicable Space Leases and other material agreements affecting such Borrowing Base Property.

(c)           Such Credit Party will maintain, and will cause each of its Subsidiaries to maintain, with financially sound, responsible, and reputable insurance companies or associations (or, as to workers’ compensation or similar insurance, with an insurance fund or by self-insurance authorized by the jurisdictions in which it operates) insurance reasonably acceptable to the Administrative Agent concerning its properties and businesses against casualties and contingencies and of types and in amounts (and with co-insurance and deductible) as is customary in the case of similar businesses, and in any case all insurance policies required pursuant to the applicable Mortgage, Space Leases and other material agreements affecting such Borrowing Base Property.  At the Administrative Agent’s request, such Credit Party shall, and shall cause each of its Subsidiaries to, deliver to the Administrative Agent evidence of insurance for each policy of insurance and evidence of payment of all premiums.

SECTION 5.04.      Compliance with Laws and Documents.  Such Credit Party will comply, and cause each of its Subsidiaries to comply, in all material respects with all applicable laws, ordinances, rules, regulations, orders, decrees and requirements of all Governmental Authorities (including Environmental Laws and ERISA and the rules and regulations thereunder) applicable to it or its property, obtain, keep in full force and effect and comply with all licenses and permits required for the operation of its property, and comply with the terms and provisions of its constitutive documents and any judgment, Management Agreements, Space Leases and other agreements and instruments binding upon such Credit Party or its Subsidiaries or their respective properties.

SECTION 5.05.      Inspection of Property, Books and Records. Such Credit Party will keep, and will cause each of its Subsidiaries to keep, proper books of record and account in which full, true and correct entries in all material respects are made of all dealings and transactions in relation to its business and activities; and will permit, and will cause each of its Subsidiaries to permit, representatives of the Administrative Agent or any Lender upon reasonable prior notice to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, senior employees and independent public accountants, all during normal business hours and as often as may reasonably be desired.  At the Borrowers’ sole cost and expense, the Administrative Agent shall have the right at any time, and from time to time, to audit the existence and condition of the Collateral and to review compliance with the Financing Documents.

SECTION 5.06.      Use of Proceeds.  The proceeds of the Loans under this Agreement will be used by the Borrowers solely for the purposes specified in Section 3.18 hereof.  None of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any “margin stock” within the meaning of Regulations T, U and X.

SECTION 5.07.      Environmental Matters.  Such Credit Party will promptly give to the Administrative Agent notice in writing of any complaint, order, citation or notice of violation with respect to, or if such Credit Party becomes aware of, (a) the existence or alleged existence of a violation of any applicable Environmental Law, (b) any Release into the environment, (c) the commencement of any cleanup pursuant to or in accordance with any applicable Environmental Law of any Hazardous Materials, (d) any pending legislative or threatened proceeding for the termination, suspension or non-renewal of any permit required under any applicable Environmental Law, (e) any property of such Credit Party or any of its Subsidiaries that is or will be subject to a Lien imposed pursuant to any Environmental Law, (f) any pending legislative changes to existing Environmental Laws, and (g) any proposed acquisitions or leasing of property, which, in each of clauses (a) through (g) above, individually or in the aggregate, would have a Material Adverse Effect.

SECTION 5.08.      Taxes.  Such Credit Party will, and will cause each of its Subsidiaries to, pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon such Credit Party or any of its Subsidiaries or upon their respective income or profits or in respect of their respective property before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise, which, if unpaid, would give rise to Liens upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to (a) any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the applicable party, shall have set aside on its books adequate reserves with respect thereto, and such contest operates to suspend collection of the contested tax, assessment, charge, levy or claims and enforcement of a Lien or (b) any tax, assessment, charge, levy or claims, the failure to pay and discharge when due which, individually or in the aggregate would not have a Material Adverse Effect.  With respect to real estate taxes, assessments or other governmental charges or levies affecting any Borrowing Base Property, such Credit Party may not contest same if any Default or Event of Default exists or without giving prior written notice to the Administrative Agent.  Furthermore, (x) such Borrowing Base Property, or any other Collateral pledged by such Credit Party, must not, in the judgment of the Administrative Agent, be in any danger of being sold, forfeited, terminated, canceled or lost in any respect, (y) the non-payment of the whole or any part of any tax, assessment, charge or levy during the pendency of any such action must not result in the delivery of a tax deed to such Borrowing Base Property or any other collateral because of such non-payment, and (z) such Credit Party shall have furnished such security, if any, as may be required in the proceedings or as may be requested by the Administrative Agent to ensure the payment of such tax, assessment, charge or levy, together with any interest or penalties which may become due in connection therewith.  With respect to the Borrowing Base Property, the Administrative Borrower promptly will deliver to the Administrative Agent, upon request, copies of official receipts or other evidence satisfactory to the Administrative Agent evidencing the payment of such taxes, assessments and governmental charges or levies.

SECTION 5.09.      Security Interests.  Such Credit Party will at all times take, or cause to be taken, all actions, at such times as any Credit Party obtains knowledge of the need for such action, necessary to maintain the Security Interests as valid and perfected Liens, subject only to Liens permitted under Section 6.02 hereof, and supply all information to the Administrative Agent necessary for such maintenance.

SECTION 5.10.      Existence; Conduct of Business.  Such Credit Party will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 hereof.  From and after its election to be taxed as a “real estate investment trust” under Sections 850 through 856 of the Code, the REIT shall maintain its status as a Real Estate Investment Trust and shall be in compliance with all applicable laws with respect to Real Estate Investment Trusts as well as other applicable laws.  The Administrative Borrower shall notify the Administrative Agent promptly after the making of such election.

SECTION 5.11.      Litigation and Other Notices.  Such Credit Party will give the Administrative Agent prompt written notice of the following:

(a)           the issuance by any court or Governmental Authority of any injunction, order, decision or other restraint prohibiting, or having the effect of prohibiting, the making of the Loans, or invalidating, or having the effect of invalidating, any provision of this Agreement or the other Financing Documents that would materially adversely affect the Lenders’ ability to enforce any payment obligations hereunder, or the initiation of any litigation or similar proceeding seeking any such injunction, order, decision or other restraint;

(b)           the filing or commencement of any action, suit or proceeding against or affecting such Credit Party or any of its Subsidiaries or Affiliates thereof, whether at law or in equity or by or before any arbitrator or Governmental Authority, (i) which is material and is brought by or on behalf of any Governmental Authority, or in which injunctive or other equitable relief is sought or (ii) which, if adversely determined, could (A) reasonably be expected to result in liability of such Credit Party or any of its Subsidiaries in an aggregate amount of $1,000,000 or more, not reimbursable by insurance or otherwise have a Material Adverse Effect, or (B) impairs the right of such Credit Party or any of its Subsidiaries to perform its obligations under this Agreement, any Note or any other Financing Document to which it is a party;

(c)           the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrowers and their Subsidiaries in an aggregate amount exceeding $100,000;

(d)           the occurrence of any Default or Event of Default; and

(e)           any development in the business or affairs of such Credit Party or any of its Subsidiaries which has had or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 5.11 shall be accompanied by a statement of a Financial Officer or other executive officer of the Administrative Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.12.      Additional Grantors and Guarantors.  Such Credit Party shall cause each Borrowing Base Subsidiary that is formed after the Effective Date, at the Administrative Agent’s request, to become a party to this Agreement, and to deliver to the Administrative Agent all applicable Security Documents and other Financing Documents in form, scope and substance satisfactory to the Administrative Agent.  In connection therewith, such Credit Party shall also cause such other party to provide such resolutions, certificates and opinions of counsel as shall be reasonably requested by the Administrative Agent.

SECTION 5.13.      Further Assurances.  Such Credit Party will execute any and all documents and take all further actions which may be required under applicable law, or which the Administrative Agent may reasonably request, to grant, preserve, protect and perfect the first priority Liens created by the Security Documents in the Collateral (including with respect to security interests in real property leaseholds and after-acquired real and personal property.)

SECTION 5.14.      Appraisals.  The Administrative Agent shall be entitled to obtain, at the Borrower’s expense, Appraisals from time to time at Agent’s election of any Borrowing Base Property; provided, however, that if no Event of Default has occurred and is continuing, the Borrowers shall not required to pay the cost of more than one (1) Appraisal for each Borrowing Base Property in any calendar year.  The Borrower shall cooperate with the Administrative Agent and any appraiser and their agents and employees in connection with any such Appraisals.

SECTION 5.15.      Debt Service Coverage Ratio.  The Borrowers shall maintain a Debt Service Coverage Ratio of at least 1.2:1.0, measured as of the last day of each calendar quarter based upon the Borrowing Base Certificate for such calendar quarter delivered pursuant to Section 5.01(e) hereof; provided, however, that if, as of the end of any calendar quarter, the Debt Service Coverage Ratio is less than 1.2:1.0, and, as a result thereof, the aggregate outstanding principal balance of the Loans as of the date on which the Borrowing Base Certificate required to be delivered pursuant to Section 5.01(e) hereof is delivered to the Administrative Agent with respect to such calendar quarter (or, if earlier, the date on which such Borrowing Base Certificate is required to be delivered pursuant to Section 5.01(e) hereof), exceeds the Borrowing Base Loan Amount (by operation of clause (b) of the definition of “Borrowing Base Loan Amount” pertaining to the Imputed Loan Amount) then Borrowers shall comply with the terms and conditions of clause (i) of Section 2.11(a) hereof.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated, all Obligations have been paid in full in cash and all other obligations of the Credit Parties under the Financing Documents have been performed and all Lender Interest Rate Protection Agreements have terminated, each Borrower covenants and agrees with the Lenders that:

SECTION 6.01.      Indebtedness.  Such Credit Party will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except Permitted Indebtedness.

SECTION 6.02.      Liens.  Such Credit Party will not create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)           Permitted Encumbrances; and

(b)           Liens created by the Financing Documents in favor of the Administrative Agent and the Lenders.

SECTION 6.03.      Fundamental Changes.

(a)           Without the Administrative Agent’s prior consent, such Credit Party will not, and will not permit any of its Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, convey, lease or otherwise dispose of (in one transaction or in a series of transactions) any of its assets, or the stock or other equity units of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing (i) any wholly-owned Subsidiary of any Borrower (other than a Borrower) may merge into such Borrower in a transaction in which such Borrower is the surviving entity, (ii) any wholly-owned Subsidiary of any Borrower (other than a Borrower) may merge into any other wholly-owned Subsidiary of such Borrower (other than a Borrower) in a transaction in which the surviving entity is a wholly-owned Subsidiary, (iii) any wholly-owned Subsidiary (other than a Borrower) may sell, transfer, convey, lease or otherwise dispose of its assets to such Borrower or to another wholly-owned Subsidiary of such Borrower and (iv) any wholly-owned Subsidiary of any Borrower (other than a Borrower) may liquidate or dissolve if the Administrative Borrower determines in good faith that such liquidation or dissolution is in the best interests of the applicable Borrower and is not materially disadvantageous to the Lenders.

(b)           Such Credit Party will not, and will not permit any of its Subsidiaries to, (i) engage to any material extent in any business other than businesses of the type conducted by such Credit Party and its Subsidiaries on the date hereof and businesses reasonably related thereto or (ii) change its fiscal year.

SECTION 6.04.      Investments, Loans, Advances, Guarantees and Acquisitions.  Such Credit Party will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (collectively, “Investments”), except:

(a)           Permitted Investments and Investments that were Permitted Investments when made;

(b)           Investments outstanding on the Effective Date and identified in Exhibit T annexed hereto, and any renewals, amendments and replacements thereof that do not increase the amount thereof;

(c)           Indemnities made and surety bonds issued in the ordinary course of business;

(d)           Indemnities made in the Financing Documents;

(e)           Investments by such Credit Party in any Borrower and in wholly-owned Subsidiaries; and

(f)            Investments consisting of Interest Rate Protection Agreements permitted under Section 6.06 hereof.

SECTION 6.05.      Restricted Payments.  No Borrower may make any Restricted Payment if (a) the effect of such Restricted Payment, directly or indirectly, causes Working Capital Availability to be less than zero dollars ($0) or (b) at the time of the making thereof a Monetary Default has occurred and is continuing, or would result therefrom, other than the minimum amount of dividends (directly or indirectly through the partners of the Administrative Borrower that are wholly-owned Subsidiaries of the REIT) required by law for the REIT to maintain its status as a real estate investment trust under the Code and solely to the extent sufficient funds to pay such dividends are not then available from (i) any Subsidiary of the REIT other than any Credit Party, or (ii) assets of any Credit Party other than Borrowing Base Properties, Cash Management Accounts, other Collateral or proceeds thereof.  In clarification of clause (b) of the immediately preceding sentence, but without limiting such clause (b) and subject to clause (a) of the immediately preceding sentence, the Administrative Borrower may make Restricted Payments, notwithstanding the occurrence of a Monetary Default, solely to the extent the funds to make such Restricted Payment (a) were not received from any Borrowing Base Subsidiary, and (b) constitute assets of the Administrative Borrower other than Borrowing Base Properties, Cash Management Accounts, other Collateral or proceeds thereof.

SECTION 6.06.      Interest Rate Protection Agreements.  Such Credit Party will not, and will not permit any of its Subsidiaries to, enter into any interest rate cap, swap, collar or other derivative arrangement, except (a) Interest Rate Protection Agreements entered into hereunder, (b) interest rate cap, swap, collar or other derivative arrangement entered into to hedge or mitigate risks to which such Credit Party or such Subsidiary, as applicable, has actual exposure, and (b) interest rate cap, swap, collar or other derivative arrangement entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of such Credit Party or any such Subsidiary, as applicable.

SECTION 6.07.      Transactions with Affiliates.  Such Credit Party will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in or enter into any other transactions, agreements and undertakings of any nature whatsoever with, any of Affiliates of any Credit Party, except in the ordinary course of business at prices and on terms and conditions not less favorable to such Credit Party or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties.

SECTION 6.08.      Modification of Documents.  Such Credit Party will not, and will not permit any of its Subsidiaries to:

(a)           modify, amend or alter their certificates of formation or limited partnership, articles of incorporation, by-laws, operating or partnership agreement or other constitutive documents (i) in any way that could adversely affect the rights, remedies or interests of the Administrative Agent or any Lender under the Financing Documents or in the Collateral, or such Credit Party’s ability to perform its Obligations, or (ii) without the consent of the Administrative Agent (not to be unreasonably withheld or delayed), in any other material way;

(b)           modify, amend, alter, terminate accept the surrender of, or enter into any agreement in substitution of, any Management Agreement, or waive any term of any Management Agreement, (i) in any way that could adversely affect the rights, remedies or interests of the Administrative Agent or any Lender under the Financing Documents or in the Collateral, or such Credit Party’s ability to perform its Obligations, or (b) without the consent of the Administrative Agent (not to be unreasonably withheld or delayed), in any other material way; or

(c)           open any new account used in connection with the operation, ownership, use or leasing of any Borrowing Base Property, including any deposit, reserve or payroll account, or close any account used in connection with the operation, ownership, use or leasing of any Borrowing Base Property, without the Administrative Agent’s prior consent.

SECTION 6.09.      Negative Pledges, etc.  Such Credit Party will not, and will not, directly or indirectly, permit any of its Subsidiaries to, enter into any agreement (other than this Agreement) which (a) prohibits the creation or assumption of any Lien upon any of the Collateral, including any hereafter acquired property, (b) specifically prohibits the amendment or other modification of this Agreement or (c) restricts or imposes any conditions upon the ability of such Credit Party or any of its Subsidiaries to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to such Credit Party or any of its Subsidiaries or to guarantee Indebtedness of such Credit Party or any of its Subsidiaries.

SECTION 6.10.      Transfer or Pledge of Collateral.  Such Credit Party will not, and will not, directly or indirectly, permit any of the Guarantors to, sell, transfer, lease, or grant a mortgage, lien, pledge in, or otherwise convey or hypothecate, any of the Collateral or any part thereof or any interest therein except to the extent expressly permitted by this Agreement or the other Financing Documents.

SECTION 6.11.      Sole Purpose of Borrowing Base Subsidiaries.  Each Borrowing Base Subsidiary, if any, is and shall remain, a single purpose entity whose sole purpose is to acquire, own, hold, lease, operate, manage, develop, maintain or sell and otherwise deal with its Borrowing Base Properties and the other Collateral provided by it and perform activities ancillary thereto.

SECTION 6.12.      Major Leases.  No Borrower will enter into or modify or amend any Major Lease in respect of any Borrowing Base Property without the prior written consent of the Administrative Agent, such consent not to unreasonably be withheld.  The Administrative Agent will be deemed to have consented to a Borrower entering into or modifying or amending a Major Lease if the Administrative Agent has not advised the Administrative Borrower that the Administrative Agent is not consenting to such Borrower entering into or modifying or amending, as the case may be, such Major Lease within seven (7) Business Days after the Administrative Agent receives a written request from the Administrative Borrower to consent to such Borrower entering into or modifying or amending, as the case may be, such Major Lease, together with a copy of such Major Lease and any proposed modifications or amendments thereto and such credit information on the proposed tenant and such other information regarding such Major Lease (or the modification or amendment thereof) and the tenant (or proposed tenant) thereunder as the Administrative Agent may reasonably request.  Any request delivered by the Administrative Borrower pursuant to this Section 6.12 shall contain in boldface type at the beginning of such request text to the following effect: “THIS REQUEST IS MADE PURSUANT TO SECTION 6.12 OF THE CREDIT AGREEMENT AMONG HSH NORDBANK AG, NEW YORK BRANCH, AS ADMINISTRATIVE AGENT, THE

LENDERS IDENTIFIED THEREIN, CORNERSTONE OPERATING PARTNERSHIP, L.P., AS ADMINISTRATIVE BORROWER, THE OTHER BORROWERS IDENTIFIED THEREIN AND THE GUARANTORS IDENTIFIED THEREIN WITH RESPECT TO APPROVAL OF A PROPOSED [MODIFICATION OR AMENDMENT TO A] MAJOR LEASE BETWEEN [APPLICABLE BORROWER NAME] AND [LESSEE’S NAME].  FAILURE TO RESPOND WITHIN SEVEN (7) BUSINESS DAYS OF RECEIPT OF THIS REQUEST SHALL BE DEEMED TO BE A CONSENT TO SUCH [MODIFICATION OR AMENDMENT TO SUCH ] MAJOR LEASE.”

SECTION 6.13.      REIT/Advisor Transfers.  Such Credit Party shall not make, or permit to be made, any REIT/Advisor Transfer except for Permitted REIT/Advisor Transfers.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a)           any Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)           (i) any Borrower shall fail to pay any Interest on any Loan or the Commitment Fee, or any Borrower or a Guarantor shall fail to pay any other fee or any other amount (other than an amount referred to in clause (a) of this Article VII) payable under this Agreement or any other Financing Document, within five (5) days after the same shall become due and payable, or (ii) any Borrower shall fail to make any cash reserve deposit pursuant to Section 2.21 hereof and such failure shall continue for five (5) days after such deposit shall be required to be deposited pursuant to Section 2.21 hereof;

(c)           any representation or warranty made or deemed made by any Borrower or a Guarantor in the Financing Documents, or in any report, certificate, financial statement or other document furnished pursuant to the Financing Documents, shall prove to have been incorrect in any material respect as of the date when made or deemed made;

(d)           a Credit Party shall fail to observe or perform (i) any covenant, condition or agreement contained in Section 2.20, 5.01, 5.03, 5.04 or 5.10 hereof and such failure shall continue for ten (10) days after any Credit Party obtains knowledge thereof, or (ii) any covenant, condition or agreement contained in Section 2.19 hereof or in Article V (other than Sections 5.01, 5.03, 5.04 and 5.10 hereof) or VI hereof; provided, however, that if Borrowers shall fail to comply with the Debt Service Coverage Ratio covenant set forth in Section 5.15 hereof for any calendar quarter, then such failure shall not constitute an Event of Default if, in accordance with Section 5.15 hereof, Borrowers comply with the terms and conditions of clause (i) of Section 2.11(a) hereof;

(e)           a Credit Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article VII) or, subject to clause (f) below, any other Financing Document, and such failure shall continue unremedied for a period of thirty (30) days after written notice thereof is given to the Administrative Borrower by the Administrative Agent;

(f)            any “Event of Default” shall occur under, or any other default shall occur and shall continue beyond the applicable grace period expressly provided for in, any Financing Documents other than this Agreement, including an “Event of Default” under any Mortgage;

(g)           any Borrower, any Subsidiary of any Borrower or any Guarantor (i) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, and after taking into account any applicable grace period) in respect of any Material Indebtedness (other than Indebtedness hereunder), or (ii) fails to observe or perform any other agreement or condition relating to any Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, in each case, beyond any applicable grace period, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders or the beneficiary or beneficiaries of Material Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or cash collateral in respect thereof to be demanded;

(h)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Borrower, any Subsidiary of any Borrower or any Guarantor or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower, any Subsidiary of any Borrower or any Guarantor or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for ninety (90) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)            any Borrower, any Subsidiary of any Borrower or any Guarantor shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article VII, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower, any Subsidiary of any Borrower or any Guarantor or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)            any Borrower, any Subsidiary of any Borrower or any Guarantor shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)           one or more judgments for the payment of money in an aggregate amount in excess of $500,000 (not covered by insurance where the carrier has accepted responsibility) shall be rendered against any Borrower, any Subsidiary of any Borrower or any Guarantor or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any material assets of any Borrower, any Subsidiary of any Borrower or any Guarantor to enforce any such judgment;

(l)            an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m)          a Change in Control shall occur;

(n)           any of the Financing Documents shall for any reason cease to be, or shall be asserted by any Person obligated thereunder not to be, a legal, valid and binding obligation of such Person, including the improper filing by such Person of an amendment or termination statement relating to a filed financing statement describing the Collateral, or any Lien on any material portion of the Collateral purported to be created by any of such Financing Documents shall for any reason cease to be, or be asserted by any Person granting any such Lien not to be a valid, first priority perfected Lien (except to the extent otherwise permitted under any of the Financing Documents);

(o)           any damage to, or loss, theft or destruction of or other Casualty affecting a material portion of the Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, Taking, act of God or public enemy, continuing for more than thirty (30) consecutive days beyond the coverage of any applicable business interruption insurance;

(p)           the failure of any Borrower to punctually and properly perform, observe, and comply with any material covenant or agreement contained in any Management Agreement with respect to any Borrowing Base Property and such default shall continue for more than any applicable grace period, if any; or

(q)           the failure of the REIT to punctually and properly perform, observe, and comply with any material covenant or agreement contained in the Advisory Agreement and such default shall continue for more than any applicable grace period, if any;

then, and in every such event (other than an event described in clause (h) or (i) of this Article VII), and at any time thereafter during the continuance of such event, the Administrative Agent may, by notice to the Administrative Borrower, take any one or more of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately; (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued Interest thereon and all fees and other obligations of all Credit Parties accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Credit Parties; (iii) apply any and all portion of amounts on deposit in the Cash Management Accounts and other amounts securing the Obligations to the payment of the then outstanding Obligations in such order as the Administrative Agent shall determine or (iv) exercise any other rights or remedies available under this Agreement and the Financing Documents, or at law or in equity; and in case of any event described in clause (h) or (i) of this Article VII, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued Interest thereon and all fees and other obligations of all Credit Parties accrued hereunder, shall automatically become due and payable, and the Administrative Agent may take any one or more of the preceding actions, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Credit Parties.

ARTICLE VIII

The Administrative Agent and The Lenders

SECTION 8.01.      Appointment of Administrative Agent.  Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent both as administrative agent and collateral agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Financing Documents, together with such actions and powers as are reasonably incidental thereto.

SECTION 8.02.      The Administrative Agent’s Rights as a Lender.  The bank or other financial institution serving as the Administrative Agent hereunder and under the other Financing Documents shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and such bank or other financial institution and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Credit Party or any of its Subsidiaries or other Affiliate thereof as if it were not the Administrative Agent hereunder.

SECTION 8.03.      Administrative Agent Obligations.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein or in the other Financing Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or to exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or thereby that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02 hereof), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for any failure to disclose, any information relating to any Credit Party or any of its Subsidiaries that is communicated to or obtained by the bank or other financial institution serving as the Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02 hereof) or in the absence of its own gross negligence or willful misconduct.  The

Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Administrative Agent by the Administrative Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV hereof or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 8.04.      Right to Rely.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for a Credit Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05.      Appointment of Sub-Agents.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

SECTION 8.06.      Release of Collateral.  With respect to the release of Collateral, the Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any property covered by this Agreement or the other Financing Documents (a) upon termination or expiration of the Commitments, the payment and satisfaction of all obligations arising with respect to the Loans, all fees and expenses and the termination of all Lender Interest Rate Protection Agreements; or (b) constituting property being released, sold or disposed of in compliance with the provisions of the Financing Documents (and the Administrative Agent may rely in good faith conclusively on any certificate stating that the property is being released, sold or disposed of in compliance with the provisions of the Financing Documents, without further inquiry), including Section 4.04 hereof; provided, however, that (y) the Administrative Agent shall not be required to execute any release on terms which, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (z) such release shall not in any manner discharge, affect or impair any Liens upon all interests retained, all of which shall continue to constitute part of the property covered by the Financing Documents.

SECTION 8.07.      Perfection of Lien by Possession; Appointment of Lenders.  With respect to perfecting security interests in Collateral which, in accordance with Article 9 of the Uniform Commercial Code or any comparable provision of any Lien perfection statute in any applicable jurisdiction, can be perfected only by possession, each Lender hereby appoints each other Lender its agent for the purpose of perfecting such interest.  Should any Lender (other than the Administrative Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent, and, promptly upon the Administrative Agent’s request, shall deliver such Collateral to the Administrative Agent or in accordance with the Administrative Agent’s instructions.  Each Lender agrees that it will not have any right individually to enforce or seek to enforce this Agreement or any other Financing Document or to realize upon any Collateral for the Loans, it being understood and agreed that such rights and remedies may be exercised only by or with the approval of the Administrative Agent.

SECTION 8.08.      Bankruptcy of Any Borrower.  In the event that a petition seeking relief under Title 11 of the United States Code or any other Federal, state or foreign bankruptcy, insolvency, liquidation or similar law is filed by or against any Borrower or any other Person obligated under any Financing Document, the Administrative Agent is authorized, to the fullest extent permitted by applicable law, to file a proof of claim on behalf of itself and the Lenders in such proceeding for the total amount of obligations owed by such Person.  With respect to any such proof of claim which the Administrative Agent may file, each Lender acknowledges that without reliance on such proof of claim, such Lender shall make its own evaluation as to whether an individual proof of claim must be filed in respect of such obligations owed to such Lender and, if so, take the steps necessary to prepare and timely file such individual claim.

SECTION 8.09.      Resignation; Successor Agent.  Subject to the appointment and acceptance of a successor Administrative Agent as provided in this Section 8.09, the Administrative Agent may resign at any time by notifying the Lenders and the Administrative Borrower.  Upon any such resignation, the Required Lenders shall have the right, to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be (a) a bank or other financial institution organized under the laws of the United States or any political subdivision, or (b) a branch, agency or representative office of any other bank or financial institution, which branch, agency or representative office is located in the United States.  Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article VIII and Section 9.03 hereof shall continue in effect for the benefit of such retiring

Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as the Administrative Agent.

SECTION 8.10.      Lenders’ Independent Analysis.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.  Each Lender acknowledges the potential conflict of interest of each other Lender as a result of Lenders holding disproportionate interests in the Loans, and expressly consents to and waives any claim based upon such conflict of interest.

SECTION 8.11.      Defaults by any Lender.

(a)           Consequences of Default.  If for any reason any Lender shall be in default of any of its obligations pursuant to this Agreement or any other Financing Document (a “Defaulting Lender”), then, in addition to the rights and remedies that may be available to the Administrative Agent and any other Lender under this Agreement, at law and in equity, such Defaulting Lender’s right to participate as a Lender in decisions under this Agreement, including any rights to approve or direct any determination, action or inaction of the Administrative Agent where the approval or direction of Lenders is required or permitted hereby, and such Defaulting Lender’s right to assign, transfer, sell all or any portion of its rights in and to the Loan or a participation therein pursuant to Section 9.04 hereof, shall be suspended during the pendency of such failure or refusal.

(b)           Remedies.  If for any reason the Defaulting Lender fails to make timely payment of any amount required to be paid by such Defaulting Lender to or for the benefit of the Administrative Agent or any other Lender hereunder, then, in addition to other rights and remedies which the Administrative Agent or such other Lender may have hereunder or otherwise, the Administrative Agent or any Lender shall be entitled, but not obligated (i) to advance funds on behalf of any Defaulting Lender, (ii) to the extent not paid by any Borrower, to collect interest from the Defaulting Lender at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation until the date on which the payment is made, (iii) to withhold or set off or in the case of a Lender, to cause the Administrative Agent to withhold or setoff, and to apply to the payment of the defaulted amount and any related interest, any amounts to be paid to the Defaulting Lender under this Agreement, (iv) to bring an action or suit against the Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest and (v) to purchase the Defaulting Lender’s interest in the Loans in the manner set forth in this Section 8.11.  Upon the Defaulting Lender’s failure to make payments as set forth herein and so long as such failure remains uncured (and it is agreed an advance of funds by any other Lender pursuant to clause (i) above shall not be considered a cure of the Defaulting Lender’s default), the Defaulting Lender shall not be entitled to receive its share of any payments made by any Borrower (or amounts owed by any Borrower) after such date pursuant to the Financing

Documents.  If the Administrative Agent receives any payment with respect to the Obligations from any Borrower as to which a Defaulting Lender would otherwise have been entitled, then such Defaulting Lender’s share of such payment shall be credited toward the amount owed hereunder by such Defaulting Lender on a dollar for dollar basis.

(c)           Purchase of Defaulting Lender’s Interest After Default.  In the event of a default by a Lender as referred to in Section 8.11(a) hereof, each Lender which is not a Defaulting Lender shall have the right, but not the obligation, in its sole discretion, to acquire such Defaulting Lender’s interest in the Loans and the Commitments.  If more than one Lender exercises such right, each such Lender which is not a Defaulting Lender shall have the right to acquire (in accordance with such acquiring Lender’s Pro Rata Share or by any proportion collectively agreed upon by Lenders desiring to so purchase the Defaulting Lender’s interest) the Defaulting Lender’s interest in the Working Capital Loans, the other Loans and the Commitments.  Such right to purchase shall be exercised by written notice from the applicable Lender(s) electing to exercise such right to the Defaulting Lender (an “Exercise Notice”), copies of which shall also be sent concurrently to each other Lender.  The Exercise Notice shall specify (i) the purchase price for the interest of the Defaulting Lender, determined in accordance with Section 8.11(d) hereof and (ii) the date on which such purchase is to occur, which shall be any Business Day which is not less than fifteen (15) days after the date on which the Exercise Notice is given, provided that if such Defaulting Lender shall have cured its default in full (including with the payment of any interest and other amounts due in connection therewith) to the satisfaction of the Administrative Agent within said fifteen (15) day period, then the Exercise Notice shall be of no further effect and the non-defaulting Lender(s) shall no longer have a right to purchase such Defaulting Lender’s interest.  Upon any such purchase of a Defaulting Lender’s interest and as of the date of such purchase (the “Purchase Date”), the Defaulting Lender’s interest in the Working Capital Loans, the other Loans and the Commitments, and its rights hereunder as a Lender arising from and after the Purchase Date (but not its rights and liabilities with respect thereto or under this Agreement or the other Financing Documents for obligations, indemnities and other matters arising or matters occurring before the Purchase Date) shall terminate on the Purchase Date, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest.  Without in any manner limiting the remedies of the Administrative Agent or any other Lender, the obligation of a Defaulting Lender to sell and assign its interest in the Working Capital Loans, the other Loans and the Commitments under this Section 8.11 shall be specifically enforceable by the Administrative Agent and/or any other Lender by an action brought in any court of competent jurisdiction for such purpose, it being acknowledged and agreed that, in light of the disruption in the administration of the Loans and the other terms of the Financing Documents that a Defaulting Lender may cause, damages and other remedies at law are not adequate.

(d)           Purchase Price; Payment for Defaulting Lender’s Interest.  The purchase price (the “Purchase Price”) for the interest of a Defaulting Lender in the Loans and the Commitments shall be equal to the sum of all of the Defaulting Lender’s advances under the Financing Documents outstanding as of the Purchase Date, less the costs and expenses incurred by the Administrative Agent and any non-defaulting Lender directly as a result of the Defaulting Lender’s default hereunder, including interest accrued on such unpaid amounts, court costs and including reasonable attorneys’ fees and disbursements, and fees for accountants and other similar advisors (provided that such costs and expenses are paid by the Lenders acquiring the interest of such Default to the Administrative Agent and the Lenders incurring same).

ARTICLE IX

Miscellaneous

SECTION 9.01.      Notices.

(a)           Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)            if to any Borrower or any Guarantor:

c/o Cornerstone Operating Partnership, L.P.
1920 Main Street, Suite 400
Irvine, California 92614
Attention:  Mr. Terry Roussel
Telecopy No. 949-250-0592

with copies to

Cornerstone Operating Partnership, L.P.
1920 Main Street, Suite 400
Irvine, California 92614
Attention:  Ms. Sharon Kaiser
Telecopy No. 949-250-0592

(ii)           if to the Administrative Agent:

HSH Nordbank AG
New York Branch
230 Park Avenue, 32nd Floor
New York, New York 10168
Attention:  Real Estate Finance
Telecopy No. 212-407-6833

with copies to

Kaye Scholer LLP
425 Park Avenue
New York, New York 10022
Attention:  Warren J. Bernstein, Esq.
Telecopy No. 212-836-8689

(iii)          if to HSH, as Lender:

HSH Nordbank AG
New York Branch
230 Park Avenue, 32nd Floor
New York, New York 10168
Attention:  Real Estate Finance
Telecopy No. 212-407-6833

with copies to

Kaye Scholer LLP
425 Park Avenue
New York, New York 10022
Attention:  Warren J. Bernstein, Esq.
Telecopy No. 212-836-8689

(iv)          if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b)           Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II hereof unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or any Credit Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)           Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02.      Waivers; Amendments.

(a)           No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent and the Lenders hereunder, under the other Financing Documents or other agreement, document or instrument, at law and in equity are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by any Credit Party therefrom shall in any event be effective unless the same shall be in writing and permitted by Section 9.02(b) hereof, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default or Event of Default at the time, and shall not be construed as a waiver of any condition to the making of any other Loan or the making of any other credit accommodation hereunder.

(b)           Neither this Agreement nor any other Financing Document may be amended or modified, or any material term thereof waived, except pursuant to an agreement or agreements in writing entered into by the Credit Parties and the Required Lenders or by the Credit Parties and the Administrative Agent with the written consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or Note or reduce the rate of Interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii)  postpone the Maturity Date or any Interest on any Loan or Note, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) modify the definitions of “Borrowing Base Loan Amount” or “Imputed Loan Amount” herein without the written consent of each Lender or (v) change any of the provisions of this Section 9.02 hereof or the definition of “Required Lenders” herein or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the written consent of the Administrative Agent.

SECTION 9.03.      Expenses; Indemnity; Damage Waiver.

(a)           The Credit Parties shall, jointly and severally, pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, in connection with the Transactions, the syndication of the credit facilities provided for herein, the preparation of this Agreement and the other Financing Documents and any amendments, modifications or waivers requested by any Credit Party of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), including (a) the reasonable fees, charges and disbursements of counsel for the Administrative Agent; (b) costs and expenses of lien and title searches and title insurance; (c) taxes, fees and other charges for recording and/or filing of the Mortgages and other Security Documents, including financing statements, continuations, and other actions to perfect, protect, and continue the Administrative Agent’s Liens (including costs and expenses paid or incurred by the Administrative Agent in connection with the consummation of Agreement); (d) sums paid or incurred to pay any amount or take any action required of any Credit Party under the Financing Documents that any Credit Party fails to pay or take; (e) costs of appraisals, inspections, and verifications of the Collateral (including the out-of-pocket expenses incurred by the Administrative Agent in evaluating whether a Property is a Borrowing Base Property), including reasonable travel, lodging, and meals for inspections of the Collateral and the Borrowers’ operations by the Administrative Agent; and (f) costs and expenses of forwarding loan proceeds, collecting checks and other items of payment and costs and expenses of preserving and protecting the Collateral and (iii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section 9.03, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.  In connection with any anticipated syndication of the credit facilities provided for herein, the Administrative Agent shall provide the Administrative Borrower with an estimate of the expenses to be incurred in connection with such anticipated syndication prior to the incurrence of such expenses.

(b)           The Credit Parties shall, jointly and severally, indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any Financing Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby or any action taken by the Administrative Agent or any Lender hereunder or thereunder, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of their Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of their Subsidiaries, (iv) the properties or assets of the Credit Parties, including the Borrowing Base Properties and any other Collateral or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claim, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c)           To the extent that the Credit Parties fail to pay any amount required to be paid by it to the Administrative Agent under Section 9.03(a) or (b) hereof, each Lender severally agrees to pay to the Administrative Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought and based upon the outstanding principal balance of the aggregate Revolving Credit Exposure) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(d)           To the extent permitted by applicable law, the Credit Parties shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, the other Financing Documents or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof.

(e)           All amounts due under this Section 9.03 shall be payable within five (5) days after written demand therefor.

SECTION 9.04.      Successors and Assigns.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) a Credit Party may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by such Credit Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           (i)            Subject to the conditions set forth in clause (ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent of the Administrative Agent (but without the consent of any Borrower), provided that no consent of the Administrative Agent shall be required for an assignment of any Commitment to an assignee that is a Lender with a Commitment immediately prior to giving effect to such assignment.  Each Credit Party agrees to provide assistance as may be reasonably requested by any Lender in connection with any such Assignment.

(ii)           Assignments shall be subject to the following additional conditions:

(A)          except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000;

(B)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)           the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption; and

(D)          the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(iii)          Subject to acceptance and recording thereof pursuant to clause (iv) below, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.09, 2.15, 2.17 and 9.03 hereof).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 hereof shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.04(c) hereof.

(iv)          The Administrative Agent, acting for this purpose as an agent of each Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Administrative Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)           Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), any Note or Notes subject to such assignment and any written consent to such assignment required by Section 9.04(b)(i) hereof, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 9.04(b)(v).

(c)           (i)            Any Lender may, without the consent of any Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) hereof that affects such Participant.  Subject to Section 9.04(c)(ii) hereof, each

Credit Party agrees, to the fullest extent permitted under applicable law, that each Participant shall be entitled to the benefits of Sections 2.09, 2.15 and 2.17 hereof to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.04(b) hereof.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 hereof as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) hereof as though it were a Lender.

(ii)           A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 hereof than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent.

(d)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and the Notes issued to such Lender to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or the central reserve bank or similar authority of any other country, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05.      Survival.  All covenants, agreements, representations and warranties made by each Credit Party herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued Interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.09, 2.15, 2.17 and 9.03 hereof and Article VIII hereof shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06.      Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Financing Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01 hereof, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07.      Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08.      Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of a Credit Party or any of its Subsidiaries against any of and all the obligations of such Credit Party or any of its Subsidiaries now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured.  The rights of each Lender under this Section 9.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09.      Governing Law; Jurisdiction; Consent to Service of Process.

(a)           THIS AGREEMENT, IN ACCORDANCE WITH SECTION 5-1401 OF THE GENERAL OBLIGATION LAW OF THE STATE OF NEW YORK, SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICTS OF LAWS PRINCIPLES THEREOF THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

(b)           Each Credit Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Financing Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Financing Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Financing Document against any Credit Party or any of their respective properties in the courts of any jurisdiction.

(c)           Each Credit Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in Section 9.09(b) hereof.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01 hereof.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10.      Waiver Of Jury Trial.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER FINANCING DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

SECTION 9.11.      Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12.      Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ directors, officers, employees and agents, including accountants, rating agencies, portfolio management servicers, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential on the terms and conditions set forth in this Section 9.12), (b) to the extent requested by any regulatory authority, governmental or quasi-governmental agency or their representatives, (c) to the extent required by applicable laws or regulations or by any court order, subpoena or other legal process or by any applicable stock exchange rules, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement, any other Financing Document or the enforcement of rights hereunder or thereunder, at law or in equity, (f) in connection with any litigation between or among any of the Administrative Agent, the Lenders and the Credit Parties, (g) subject to an agreement containing provisions substantially the same as those of this Section 9.12, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (h) with respect to Information pertaining to any Credit Party, with the consent of the Administrative Borrower or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 9.12 by the applicable party seeking to use such information or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than any

Borrower.  Notwithstanding the foregoing, each of the Administrative Agent and the Lenders may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the Transactions and all materials of any kind (including opinions and tax analysis) that have been provided to such Persons relating to the tax treatment and tax structure of the Transactions.  For the purposes of this Section 9.12, “Information” means all information received from a Credit Party relating to any Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Credit Party and information that is independently developed by the Administrative Agent or any Lender.  Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.  Each party hereto acknowledges that certain Information obtained by it may be material and nonpublic and that, under applicable law, such party may be prohibited from trading in securities of the party to whom such material nonpublic information pertains based upon such material and nonpublic Information.

SECTION 9.13.      Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the Interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 9.13 shall be cumulated and the Interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14.      Determinations and Consent of the Administrative Agent.  With respect to any matter for which the Administrative Agent’s consent, approval or waiver is required hereunder or under the other Financing Documents, no such consent, approval or waiver by the Administrative Agent hereunder or thereunder shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent, and then such consent, approval or waiver shall be effective only in the specific instance and for the specific purpose for which given.  No notice to or demand on any Credit Party in any case shall entitle such Credit Party to any other or further notice or demand in similar or other circumstance.  Unless expressly provided to the contrary in any particular instance, any determination, election or judgment made or any consent, approval or waiver given by the Administrative Agent pursuant to this Agreement or any other Financing Document shall be made or given, as the case may be, in the Administrative Agent’s sole and absolute discretion, whether or not the applicable provision of this Agreement or any other Financing Document expressly so provides.  In making any such determination, election or judgment or in providing or deciding not to provide any such consent, approval or waiver, the Administrative Agent shall be entitled to rely, to the extent the Administrative Agent so elects, in whole or in part on the advice of counsel (including counsel for any Borrower or any Guarantor), independent public accountants, engineers, architects, appraisers, insurance consultants and other experts selected by the Administrative Agent.

SECTION 9.15.      No Joint Venture.  No Credit Party is nor shall be deemed to be a joint venturer, partner, tenant in common or joint tenant with, or an agent of the Administrative Agent or any Lender for any purpose.

SECTION 9.16.      Limitation on Liability.  Notwithstanding anything to the contrary contained in this Agreement, in the Notes, the Mortgages or in the other Financing Documents, the sole remedies of the Administrative Agent and Lenders with respect to the payment of principal, Interest, Additional Interest and other amounts owed hereunder or under the Notes or any other Financing Documents or for any claim based on this Agreement, the Notes or any other Financing Document shall be against the Borrowing Base Properties, the other Mortgaged Property and the other Collateral, and no recourse shall be had for the payment of such amounts against any assets (other than the Borrowing Base Properties, the other Mortgaged Property and the other Collateral) of any Borrower or any Guarantor; provided, however, that:

(a)           nothing contained in this Agreement (including the provisions of this Section 9.16), the Notes or the other Financing Documents shall constitute a waiver of any of the Borrowers’ obligations herein, under the Notes or the other Financing Documents, or of any of any obligations of the Guarantors under the Financing Documents to which it is a party; and

(b)           nothing contained in this Agreement (including the provisions of this Section 9.16), the Notes or the other Financing Documents shall constitute a limitation of liability of any Borrower, any Guarantor or any of their respective assets with respect to the Recourse Liability Agreement, the Environmental Indemnity or any other guaranty or indemnity agreement given by it in connection with the Loans.

SECTION 9.17.      Administrative Borrower as Agent for the Borrowers.  Each Borrower hereby irrevocably appoints the Administrative Borrower as the borrowing agent and attorney-in-fact for all the Borrowers which appointment shall remain in full force and effect unless and until the Administrative Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower, acceptable to the Administrative Agent in its sole discretion, has been appointed “Administrative Borrower.”  Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (i) to provide the Administrative Agent with all notices with respect to Loans obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (ii) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Loans and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement.  It is understood that the handling of the Loan account and Collateral of the Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to the Borrowers in order to utilize the collective borrowing powers of the Borrowers in the most efficient and economical manner and at their request, and that none of the Administrative Agent or any Lender shall incur liability to any Borrower as a result hereof.  Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group.  To induce the Administrative Agent and Lenders to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify each of the Administrative Agent and Lenders and hold each of the Administrative Agent and Lenders harmless against any and all liability, expense, loss or claim of damage or injury, made against any of the Administrative Agent or Lenders by any Borrower or by any third party whosoever, arising from or incurred by reason of (a) the handling of the loan Account and Collateral of Borrowers as herein provided or (b) the Administrative Agent’s or any Lender’s relying on any instructions of the Administrative Borrower.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

“BORROWER”

CORNERSTONE OPERATING PARTNERSHIP, L.P.

By:	Cornerstone Core Properties REIT, Inc.
its General Partner

	By:	/s/ Dominic J. Petrucci
Name: Dominic J. Petrucci
Title: Chief Operating Officer

“GUARANTORS”

CORNERSTONE CORE PROPERTIES REIT, INC.

By:	/s/ Dominic J. Petrucci
Name: Dominic J. Petrucci
Title: Chief Operating Officer

CORNERSTONE REALTY ADVISORS, LLC

By:	/s/ Dominic J. Petrucci
Name: Dominic J. Petrucci
Title: Chief Operating Officer

“ADMINISTRATIVE AGENT”

HSH NORDBANK AG, NEW YORK BRANCH

By :	/s/Jack Confusione
	Name:	Jack Confusione
	Title:	Senior Vice President
Deputy Head of Real Estate

By :	/s/Lisa Michelle Galley
	Name:	Lisa Michelle Galley
	Title:	Senior Vice President

“LENDERS”

HSH NORDBANK AG, NEW YORK BRANCH

By :	/s/Jack Confusione
	Name:	Jack Confusione
	Title:	Senior Vice President
Deputy Head of Real Estate

By :	/s/Lisa Michelle Galley
	Name:	Lisa Michelle Galley
	Title:	Senior Vice President